 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Macatawa Bank Corporation
(Name of Registrant as Specified In Its Charter)

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10753 Macatawa Drive
Holland, Michigan  49424

March 20, 2015

Dear Shareholder:

We cordially invite you to attend our 2015 annual meeting of shareholders.  The meeting will be held on Tuesday, May 5, 2015, at 9:00 a.m. local time, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426.

At the meeting, we will elect directors, vote on a proposal for a stock incentive plan, vote on advisory approval of executive compensation, ratify appointment of our independent auditors and conduct any other business that properly comes before the meeting.  We will also present a report on our business.

We have enclosed a notice of the meeting, proxy statement and proxy.  The proxy statement includes information about the nominees for director, the proposals that will be voted on at the meeting, the different methods you can use to vote your proxy, and other important information.  Also enclosed is our annual report for the year ended December 31, 2014.  You should read these documents carefully.

It is important that your shares be represented at the annual meeting, regardless of how many shares you own.  Please sign, date and return the enclosed proxy as soon as possible, regardless of whether or not you plan to attend the annual meeting.  Voting your shares before the meeting will not affect your right to vote in person if you attend the meeting.

Sincerely,

Richard L. Postma Chairman of the Board

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

MACATAWA BANK CORPORATION

10753 Macatawa Drive
Holland, Michigan  49424

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Our Shareholders:

The 2015 annual meeting of shareholders of Macatawa Bank Corporation will be held at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426, on Tuesday, May 5, 2015, at 9:00 a.m. local time.  At the meeting, we will consider and vote on:

1 2.	Election of three directors to hold office for a three year term Approval of the Macatawa Bank Corporation Stock Incentive Plan of 2015
3.	Advisory approval of executive compensation
4.	Ratification of appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2015

We will also conduct any other business that properly comes before the meeting or at any adjournment of the meeting.

You are receiving this notice and can vote at the meeting and any adjournment of the meeting if you were a shareholder of record on March 10, 2015.  The enclosed proxy statement is first being sent to our shareholders on approximately March 20, 2015.  A copy of our annual report for the year ended December 31, 2014 is enclosed with this notice.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 5, 2015:  Our proxy statement and annual report for the year ended December 31, 2014, which accompany this notice, are available for viewing, printing and downloading on the Internet at www.proxyvote.com or in the "Investor Info" section of our website, www.macatawabank.com, by clicking the "Documents/SEC Filings/Annual Report" link.  In addition, you may obtain free of charge electronic copies of all of our filings with the U.S. Securities and Exchange Commission from this section of our website.

BY ORDER OF THE BOARD OF DIRECTORS

Jon W. Swets
Secretary
March 20, 2015

Your vote is important. Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.

MACATAWA BANK CORPORATION

PROXY STATEMENT
dated March 20, 2015

For the Annual Meeting of Shareholders
to be held May 5, 2015

Questions and Answers about the Proxy Materials and Our 2015 Annual Meeting

Q.	Why am I receiving these materials?

A.	The Company's Board of Directors is providing these proxy materials to you in connection with its solicitation of proxies for use at the Macatawa Bank Corporation 2015 annual meeting of shareholders. The meeting will take place on Tuesday, May 5, 2015, at 9:00 a.m., local time, at The Pinnacle Center, 3330 Highland Drive, Hudsonville, Michigan 49426. You are invited to attend the meeting and are requested to vote on the proposals described in this proxy statement.

Q.	What information is contained in these materials?

A.	The information included in this proxy statement discusses the proposals to be voted on at the meeting, the voting process, the compensation of named executive officers and directors, and other important information. Your proxy, which you may use to vote on the proposals described in this proxy statement, is also enclosed.

Q.	When did the Company begin sending and delivering this proxy statement to shareholders?

A.	We began sending and delivering this proxy statement to our shareholders on approximately March 20, 2015.

Q.	What proposals will be voted on at the annual meeting?

A.	Four proposals will be voted on at the annual meeting:

(1)	Election of three directors to hold office for a three year term;
(2)	Approval of the Macatawa Bank Corporation Stock Incentive Plan of 2015 (“Proposal 2”);
(3)	Advisory approval of executive compensation (“Proposal 3”); and
(4)	Ratification of the appointment of BDO USA, LLP as independent auditors for the year ending December 31, 2015 (“Proposal 4”).

In addition, any other business that properly comes before the meeting will be considered and voted on at the meeting.  As of the date of this proxy statement, we are not aware of any other matters to be considered and voted on at the meeting.

Q.	How does the Company's Board of Directors recommend that I vote?

A.	Your Board of Directors recommends that you vote, as follows:

(1)	FOR election of all director nominees;
(2)	FOR Proposal 2;
(3)	FOR Proposal 3; and
(4)	FOR Proposal 4.

Q.	Who may vote?

A.	You may vote at the annual meeting if you were a shareholder of record of Macatawa common stock at the close of business on March 10, 2015. Each shareholder is entitled to one vote per share of Macatawa common stock on each matter presented for a shareholder vote at the meeting. As of March 10, 2015, there were 33,866,789 shares of Macatawa common stock outstanding.

Q.	How do I vote?

A.	If you properly sign and return the enclosed proxy, the shares represented by that proxy will be voted at the annual meeting and at any adjournment of the meeting. If you specify a choice on the proxy, your shares will be voted as specified. If you do not specify a choice, your shares will be voted for election of all director nominees, for Proposal 2, for Proposal 3 and for Proposal 4. If any other matter comes before the meeting, your shares will be voted in the discretion of the persons named as proxies on the proxy.

Q.	How do I vote if I hold my shares in "street name"?

A.	If you hold your shares in "street name," which means that your shares are registered in the name of a bank, broker or other nominee (which we collectively refer to as your "broker"), your broker must vote your street name shares in the manner you direct if you provide your broker with proper and timely voting instructions. Please use the voting forms and instructions provided by your broker or its agent. These forms and instructions typically permit you to give voting instructions by telephone or Internet if you wish. If you are a street name holder and want to change your vote, you must contact your broker. Please note that you may not vote shares held in street name in person at the annual meeting unless you request and receive a valid proxy from your broker.

Q.	Can I change my mind after I return my proxy?

A.	Yes. You may revoke your proxy at any time before it is voted at the meeting by doing any of the following three things:

●	by delivering written notice of revocation to Macatawa's Secretary, Jon W. Swets, at 10753 Macatawa Drive, Holland, Michigan 49424;

●	by delivering a proxy bearing a later date than the proxy that you wish to revoke; or

●	by attending the meeting and voting in person.

Merely attending the meeting will not, by itself, revoke your proxy.  Your latest dated valid vote that we receive is the vote that we will count.

Q.	Does my broker have discretionary authority to vote my shares?

A.	If you do not provide your broker with voting instructions, then your broker has discretionary authority to vote your shares on certain "routine" matters. We expect that Proposal 4 will be considered a routine matter and your broker will have discretionary authority to vote your shares on the proposal. Your broker will not have discretionary authority to vote your shares on election of directors and Proposal 2 and Proposal 3 as these are not considered routine matters. It is important that you promptly provide your broker with voting instructions if you want your shares voted on election of directors, Proposal 2 and Proposal 3.

Q.	What are broker non-votes?

A.	Generally, broker non-votes occur when shares held by a broker in street name for a beneficial owner are not voted with respect to a particular proposal because the broker has not received voting instructions from the beneficial owner and the broker lacks discretionary voting power to vote those shares.

Q.	What is the quorum requirement for the annual meeting?

A.	To conduct business at the annual meeting, a quorum of shareholders must be present. The presence in person or by properly executed proxy of the holders of a majority of all issued and outstanding shares of Macatawa common stock entitled to vote at the meeting is necessary for a quorum. To determine whether a quorum is present, we will include shares that are present or represented by proxy, including abstentions and shares represented by a broker non-vote on any matter.

Q.	What vote is necessary to approve the proposals?

A.	Election of Directors. A plurality of the shares voting is required to elect directors. This means that, if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected to the open director positions. Broker non-votes and other shares that are not voted in person or by proxy will not be included in the vote count.

Approval of the Macatawa Bank Corporation Stock Incentive Plan of 2015.  Proposal 2 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal.  Abstentions, broker non-votes and other shares that are not voted on Proposal 2 in person or by proxy will not be included in the vote count.

Advisory Approval of Executive Compensation.  Proposal 3 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal.  Abstentions, broker non-votes and other shares that are not voted on Proposal 3 in person or by proxy will not be included in the vote count.

Ratification of Appointment of BDO USA, LLP as Independent Auditors.  Proposal 4 will be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal.  Abstentions, broker non-votes and other shares that are not voted on Proposal 4 in person or by proxy will not be included in the vote count.

Required Vote for Other Matters.  We do not know of any other matters to be presented at the meeting.  Generally, any other proposal to be voted on at the meeting would be approved if a majority of the shares that are voted on the proposal at the meeting are voted in favor of the proposal.  Abstentions, broker non-votes and other shares that are not voted on the proposal in person or by proxy would not be included in the vote count.

Q.	May the annual meeting be adjourned?

A.	Yes. The shareholders present at the meeting, in person or by proxy, may, by a majority vote, adjourn the meeting despite the absence of a quorum.

In addition, our Bylaws allow the Chairman of the Board to adjourn the meeting if a quorum is not present, if disorder arises or if he determines that no further matters may properly come before the meeting.

If a quorum is not present at the meeting, or if the necessary votes to approve any of the proposals described in this proxy statement have not been obtained, we expect to adjourn the meeting to solicit additional proxies.

Q.	What does it mean if I receive more than one proxy or voting instruction card?

A.	It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxies and voting instruction cards you receive.

Q.	Where can I find the voting results of the annual meeting?

A.	We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K that we will file with the Securities and Exchange Commission within four business days after the date of the annual meeting.

Use of Terms

In this proxy statement, "we," "us," "our," the "Company" and "Macatawa" refer to Macatawa Bank Corporation, the "Bank" refers to Macatawa Bank, and "you" and "your" refer to each shareholder of Macatawa Bank Corporation.

Proposal 1

Election of Directors

The Governance Committee and the Board of Directors have nominated the following individuals for election as a director of Macatawa for a three-year term expiring at the 2018 annual meeting of shareholders:

Ronald L. Haan
Douglas B. Padnos
Richard L. Postma

Biographical information concerning the nominees appears below under the heading "The Board of Directors."

The proposed nominees are willing to be elected and to serve as a director.  If any nominee becomes unable to serve or is otherwise unavailable for election, which we do not anticipate, the incumbent Board of Directors may select a substitute nominee.  If a substitute nominee is selected, the shares represented by your proxy will be voted for the election of the substitute nominee.  If a substitute is not selected, all proxies will be voted for the election of the remaining nominees.

Your Board of Directors and Governance Committee,
which consists entirely of independent directors,
recommend that you vote FOR election of each nominee as a director.

Proposal 2

Approval of the Macatawa Bank Corporation Stock Incentive Plan of 2015

General

The board of directors believes that the long-term interests of Macatawa would be advanced by aligning the interests of its corporate and subsidiary directors, officers and key employees with the interests of its shareholders. Therefore, to attract, retain and motivate directors, officers and key employees of exceptional abilities, and to recognize the significant contributions these individuals have made to the long-term performance and growth of the Corporation and its subsidiaries, on February 19, 2015, the board of directors adopted and approved, subject to shareholder approval, the Macatawa Bank Corporation Stock Incentive Plan of 2015 (the “Incentive Plan”). The Incentive Plan is intended to continue the equity-based compensation policies and practices under the 2006 Stock Compensation Plan and the 2006 Directors’ Stock Compensation Plan (the “Prior Plans”). Because the Prior Plans will expire in 2016, the board of directors believes that approval of the Incentive Plan is advisable to continue to make shares available for restricted stock awards and other equity-based awards.  If the Incentive Plan is approved, no additional awards will be made under the Prior Plans.

We intend to use the Incentive Plan to grant equity-based incentives to eligible participants. These forms of long-term incentive compensation include stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards and other awards based on or related to shares of Macatawa common stock (collectively referred to as “incentive awards”). By combining in a single plan many types of incentives commonly used in long-term incentive compensation programs, the Incentive Plan is intended to provide the Corporation with a great deal of flexibility in designing specific long-term incentives to best promote the objectives of the Incentive Plan and in turn promote the interests of our shareholders.

If shareholders approve the Incentive Plan, then incentive awards could be granted to eligible participants. No incentive awards would be granted under the Incentive Plan on a date that is more than ten years after the Incentive Plan’s effective date. The effective date of the Incentive Plan will be May 5, 2015, if the shareholders approve the Incentive Plan. Incentive awards would be granted under the Incentive Plan to participants for no cash consideration or for such consideration as determined by the Compensation Committee. The Incentive Plan would not be qualified under Section 401(a) of the Internal Revenue Code and would not be subject to the Employee Retirement Income Security Act of 1974 (ERISA). If the Incentive Plan is not approved by the shareholders, then no incentive awards will be effective under the Incentive Plan for any employee.

The following is a summary of the material features of the Incentive Plan; however, it is not complete and, therefore, you should not rely solely on it for a detailed description of every aspect of the Incentive Plan. The summary is qualified in its entirety by reference to the terms of the Incentive Plan, a copy of which is attached as Appendix A to this proxy statement. Included in the summary is information regarding the effect of U.S. federal tax laws upon participants and the Corporation. This information is not a complete summary of such tax laws, does not discuss the income tax laws of any state in which a participant may reside, and is subject to change. Participants in the Incentive Plan should consult their own tax advisors regarding the specific tax consequences to them of participating in and receiving incentive awards under the Incentive Plan.

Authorized Shares

Subject to certain anti-dilution and other adjustments, 1,500,000 shares of Macatawa common stock would be available for incentive awards under the Incentive Plan. Shares of common stock authorized under the Incentive Plan could be either authorized but unissued shares, shares issued and repurchased by the Corporation (including shares purchased on the open market) or shares issued and otherwise reacquired by the Corporation. Shares subject to incentive awards that are canceled, surrendered, modified, exchanged for substitute incentive awards, or that forfeit, expire or terminate prior to exercise or vesting in full, and shares that are surrendered to the Corporation in connection with the exercise or vesting of incentive awards, whether previously owned or otherwise subject to such incentive awards, would remain available under the Incentive Plan. The Incentive Plan would not allow any participant to receive, in any calendar year, incentive awards issued under the Incentive Plan with respect to more than 25% of the total number of shares available under the Incentive Plan. Upon the occurrence of certain corporate events (e.g., merger, stock dividend), the Compensation Committee may adjust the outstanding incentive awards and the number of shares available for incentive awards appropriately. Unless the Incentive Plan is terminated earlier by the board of directors, incentive awards could be granted at any time before or on May 4, 2025, when the Incentive Plan will terminate according to its terms. On March 10, 2015, the closing price of Macatawa common stock on The NASDAQ Stock Market was $5.26 per share.

Eligible Participants

Directors, officers and key employees of the Corporation and its subsidiaries could receive incentive awards under the Incentive Plan. We anticipate that the persons who will be eligible to receive incentive awards under the Incentive Plan will be primarily directors (currently 11 persons), officers (currently 5 persons) and a select number of key employees (no determination has been made as to which employees are considered “key” employees). Twenty-three individuals received restricted stock awards under the Prior Plans during 2014. Additional individuals may become directors, officers or key employees in the future and could participate in the Incentive Plan. Directors, officers and key employees of the Corporation and its subsidiaries may be considered to have an interest in the Incentive Plan because they may in the future receive incentive awards under it.

New Plan Benefits

No incentive awards have been granted or received under the Incentive Plan through the date of this proxy statement. Because benefits under the Incentive Plan will depend on the Compensation Committee and Board of Directors actions and the fair market value of Macatawa common stock at various future dates, the benefits payable under the Incentive Plan and the benefits that would have been payable had the Incentive Plan been in effect during the most recent fiscal year are not determinable.

Administration of the Incentive Plan

The Incentive Plan would be administered by the Compensation Committee. The committee would be authorized and empowered to do all things that it determined to be necessary or appropriate in connection with the administration of the Incentive Plan. The committee would determine, subject to the terms of the Incentive Plan, the persons to receive incentive awards, the nature and amount of incentive awards to be granted to each person (subject to the limits specified in the Incentive Plan), the time of each grant, the terms and duration of each grant, and all other determinations necessary or advisable for administration of the Incentive Plan. The committee could amend the terms of incentive awards granted under the Incentive Plan from time to time in any manner, subject to the limitations specified in the Incentive Plan.

Stock Options

The Incentive Plan would permit Macatawa to grant to participants options to purchase shares of Macatawa common stock at stated prices for specific periods of time. For purposes of determining the number of shares available under the Incentive Plan, each stock option would count as the number of shares of common stock subject to the stock option. Stock options that could be granted under the Incentive Plan could be either nonqualified stock options or incentive stock options as defined in Section 422 of the Internal Revenue Code. The Compensation Committee could award options for any amount of consideration or no consideration, as the committee determines.

The Compensation Committee would establish the terms of individual stock option grants in stock option agreements, certificates of award or both. These documents would contain terms, conditions and restrictions that the committee determines to be appropriate. These restrictions could include vesting requirements to encourage long-term ownership of shares. The Compensation Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant.

The exercise price of a stock option would be determined by the Compensation Committee, but must be at least 100% of the market value of Macatawa common stock on the date of grant. No stock option could be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price of such stock options to the same participants.

When exercising all or a portion of a stock option, a participant could pay the exercise price with cash or, if permitted by the Compensation Committee, shares of Macatawa common stock, or other consideration substantially equal to cash. The committee could also authorize payment of all or a portion of the exercise price in the form of a promissory note or installment payments, except as limited by the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations. Any promissory note or installment payments must be with full recourse and at the market rate of interest. The board of directors could restrict or suspend the power of the committee to permit such loans, however, and could require that adequate security be provided. In addition, the Compensation Committee may implement a program for broker-assisted cashless exercises of stock options.

Although the term of each stock option would be determined by the Compensation Committee, no stock option would be exercisable under the Incentive Plan after ten years after the date it was granted. Stock options generally would be exercisable for limited periods of time if an option holder dies, becomes disabled (as defined in the Incentive Plan), is terminated without cause, or voluntarily leaves his or her service or employment. If an option holder is terminated for cause, the option holder would forfeit all rights to exercise any outstanding stock options. Subject to the other terms of the Incentive Plan, if an option holder retires (as specified in the Incentive Plan) as an employee, he or she could exercise options for the remainder of their terms, unless the terms of the option agreement or award provide otherwise.

Stock options granted under the Incentive Plan generally may not be transferred without Compensation Committee approval, except by will or by the laws of descent and distribution, unless transfer is permitted by the terms of the grant or the applicable stock option agreement. The committee may impose other restrictions on shares of common stock acquired through a stock option exercise.

Federal Tax Consequences of Stock Options

Under current federal income tax laws, an option holder would not recognize any income and Macatawa would not receive a deduction for federal income tax purposes when a nonqualified stock option is granted or vests. If a nonqualified stock option is exercised, the option holder would recognize compensation income equal to the difference between the exercise price paid and the market value of the stock acquired upon exercise (on the date of exercise). Macatawa would then receive a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. The option holder’s tax basis in the shares acquired would be the exercise price paid plus the amount of compensation income recognized. Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).

Under current federal income tax laws, an employee option holder would not recognize income and Macatawa would not receive a deduction when an incentive stock option is granted or vests.  If an incentive stock option is exercised, the option holder would not recognize income and Macatawa would not receive a deduction.  The difference between the market value and the exercise price is, however, a tax preference item for purposes of calculating alternative minimum tax.  Upon sale of the stock, as long as the option holder held the stock for at least 1 year after the exercise of the stock option and at least 2 years after the grant of the stock option, the option holder’s basis would equal the exercise price, the option holder would pay tax on the difference between the sale proceeds and the exercise price as capital gain, and Macatawa would receive no deduction for federal income tax purposes.  If, before the expiration of either of the above holding periods, the option holder sold shares acquired under an incentive stock option, the tax deferral would be lost, the option holder would recognize compensation income equal to the difference between the exercise price and the fair market value at the time of exercise (but not more than the maximum amount that would not result in a loss on the disposition), and Macatawa would receive a corresponding deduction for federal income tax purposes.  Additional gains, if any, recognized by the option holder would result in recognition of short-term or long-term capital gain (or loss).

Stock Appreciation Rights

The Incentive Plan would also permit the Compensation Committee to grant stock appreciation rights.  A stock appreciation right permits the holder to receive the difference between the market value of a share of common stock subject to the stock appreciation right on the exercise date of the stock appreciation right and a “base” price set by the Compensation Committee.  Under the Incentive Plan, the per-share base price for exercise or settlement of stock appreciation rights must be equal to or greater than the market value of such shares on the day the stock appreciation rights are granted.  Stock appreciation rights would be exercisable on dates determined by the Compensation Committee at the time of grant.  The committee could award stock appreciation rights for any amount of consideration or no consideration, as the committee determines.

Stock appreciation rights would be subject to terms and conditions determined by the Compensation Committee.  A stock appreciation right could relate to a particular stock option and could be granted simultaneously with or subsequent to the stock option to which it relates.  Except to the extent otherwise provided in the Incentive Plan or the grant, (i) stock appreciation rights not related to a stock option would be subject to the same terms and conditions applicable to stock options under the Incentive Plan, and (ii) all stock appreciation rights related to stock options granted under the Incentive Plan would be granted subject to the same restrictions and conditions and would have the same vesting, exercisability, forfeiture and termination provisions as the stock options to which they relate and could be subject to additional restrictions and conditions.  When stock appreciation rights related to stock options are exercised, such stock options are automatically cancelled with respect to an equal number of underlying shares.  Unless the Compensation Committee determines otherwise, stock appreciation rights could be settled only in shares of common stock or cash.  For purposes of determining the number of shares available under the Incentive Plan, each stock appreciation right would count as one share of common stock, subject to provisions for adding back shares that are not actually issued upon settlement of a stock appreciation right.

Federal Tax Consequences of Stock Appreciation Rights

The treatment of stock appreciation rights that are payable solely in the form of Macatawa common stock under federal income tax laws is similar to the treatment of nonqualified stock options as described above.  Under current federal income tax laws, a participant would not recognize any income and Macatawa would not receive a deduction at the time such a stock appreciation right is granted or vests.  If a stock appreciation right is exercised, the participant would recognize compensation income in the year of exercise in an amount equal to the difference between the base or settlement price and the market value of the stock subject to the stock appreciation right on the date of exercise.  Macatawa would receive a corresponding deduction for federal income tax purposes.  The participant’s tax basis in the shares acquired would be increased over the exercise price by the amount of compensation income recognized.  Sale of the stock after exercise would result in recognition of short-term or long-term capital gain (or loss).  Under current federal income tax laws, if a stock appreciation right is exercised and paid in the form of cash, the participant would recognize compensation income in the year of exercise in an amount equal to the cash payment.  Macatawa would receive a corresponding deduction for federal income tax purposes.

Restricted Stock and Restricted Stock Units

The Incentive Plan would also permit the Compensation Committee to award restricted stock and restricted stock units, subject to the terms and conditions set by the committee that are consistent with the Incentive Plan. Shares of restricted stock are shares of common stock, the retention, vesting and/or transferability of which is subject, for specified periods of time, to such terms and conditions as the Compensation Committee deems appropriate (including continued service or employment and achievement of performance goals established by the committee). Restricted stock units are incentive awards denominated in units of common stock under which the issuance of shares of common stock is subject to such terms and conditions as the Compensation Committee deems appropriate (including continued service or employment and achievement of performance goals established by the committee). For purposes of determining the number of shares available under the Incentive Plan, each restricted stock unit would count as the number of shares of common stock subject to the restricted stock unit. Unless determined otherwise by the Compensation Committee, each restricted stock unit would be equal to one share of Macatawa common stock and would entitle a participant to either shares of common stock or an amount of cash determined with reference to the value of shares of common stock. The Compensation Committee could award restricted stock or restricted stock units for any amount of consideration or no consideration, as the committee determines.

As with stock option grants, the Compensation Committee would establish the terms of individual awards of restricted stock and restricted stock units in award agreements or certificates of award. Restricted stock and restricted stock units granted to a participant would “vest” (i.e., the restrictions on them would lapse) in the manner and at the times that the Compensation Committee determines. The Compensation Committee would be permitted to vary the terms, conditions and restrictions among participants and among grants to the same participant. Any performance based awards would be subject to Macatawa’s clawback policy as provided in the Incentive Plan.

Unless the Compensation Committee otherwise consents or permits or unless the terms of a restricted stock or restricted stock unit agreement or award provide otherwise, if a participant’s service or employment is terminated during the restricted period (i.e., the period of time during which restricted stock or a restricted stock unit is subject to restrictions) for any reason other than death, disability or retirement, each restricted stock and restricted stock unit award of the participant still subject in full or in part to restrictions at the date of such termination would automatically be forfeited and returned to Macatawa. If the participant’s service or employment terminates during the restricted period because of regular retirement (as defined in the Incentive Plan), then all outstanding shares of restricted stock and restricted stock units would immediately become fully vested and nonforfeitable.  If the participant’s service or employment is terminated during the restricted period because of death, disability or, for an employee, early retirement (as defined in the Incentive Plan), then the restrictions on the participant’s shares of restricted stock and restricted stock units would terminate automatically with respect to that respective number of such shares or restricted stock units (rounded to the nearest whole number) equal to the respective total number of such shares or restricted stock units granted to such participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective restricted period (provided that any performance-based vesting requirements must be satisfied before the shares may be issued). All of the remaining shares of restricted stock would be forfeited and returned to Macatawa and all of the remaining Restricted Stock Units would be forfeited; however, the Compensation Committee could, either before or after a participant dies, becomes disabled or retires, waive the restrictions remaining on any or all of his or her remaining shares of restricted stock and restricted stock units.

Without Compensation Committee authorization, until restricted stock or restricted stock units vest, the recipient of the restricted stock or restricted stock units would not be allowed to sell, exchange, transfer, pledge, assign or otherwise dispose of restricted stock or restricted stock units other than by will or the laws of descent and distribution. All rights with respect to restricted stock and restricted stock units would only be exercisable during a participant’s lifetime by the participant or his or her guardian or legal representative. The Compensation Committee could impose additional restrictions on shares of restricted stock and restricted stock units. Except for restrictions on transferability, holders of restricted stock would enjoy all other rights of a shareholder with respect to the restricted stock, including dividend, liquidation and voting rights. Unless the Compensation Committee determines otherwise, holders of restricted stock units are not entitled to dividend, liquidation or voting rights with respect to shares of common stock subject to unvested restricted stock units. Unless the Compensation Committee determines otherwise, any noncash dividends or distributions paid with respect to shares of unvested restricted stock and shares of common stock subject to unvested restricted stock units would be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.

Federal Tax Consequences of Restricted Stock and Restricted Stock Units

Generally, under current federal income tax laws, a participant would not recognize income upon the award of restricted stock or restricted stock units. However, a participant would be required to recognize compensation income at the time the award vests (when the restrictions lapse) equal to the difference between the fair market value of the stock at vesting and the amount paid for the stock (if any). At the time the participant recognizes compensation income, Macatawa would be entitled to a corresponding deduction for federal income tax purposes, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. If restricted stock or restricted stock units are forfeited by a participant, the participant would not recognize income with respect to the forfeited award and Macatawa would not receive a corresponding deduction for federal income tax purposes. Prior to the vesting and lapse of restrictions, dividends paid on shares subject to awards of restricted stock would be reported as compensation income to the participant and Macatawa would receive a corresponding deduction, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply.

A participant may, within 30 days after the date of an award of restricted stock (but not an award of restricted stock units), elect to report compensation income for the tax year in which the restricted stock is awarded. If the participant makes this election, the amount of compensation income would be equal to the difference between the fair market value of the restricted stock at the time of the award and the amount paid for the stock (if any). Any later appreciation in the value of the restricted stock would be treated as capital gain and recognized only upon the sale of the shares subject to the award of restricted stock. Dividends received after such an election would be taxable as dividends and not treated as additional compensation income. If, however, restricted stock is forfeited after the participant makes such an election, the participant would not be allowed any deduction for the amount that he or she earlier reported as income. Upon the sale of shares subject to the restricted stock award, a participant would recognize capital gain or loss in the amount of the difference between the sale price and the participant’s basis in the stock.

Other Stock-Based Awards

The Incentive Plan would also permit the Compensation Committee to grant a participant one or more types of awards in the form of Macatawa common stock or based on, or related to, shares of Macatawa common stock, other than the types described above. The committee could make stock awards for any amount of consideration, or no consideration, as the committee determines. Any such awards would be subject to terms and conditions as the Compensation Committee deems appropriate, as set forth in the respective award agreements and as permitted under the Incentive Plan. Stock award recipients would generally have all voting, dividend, liquidation and other rights with respect to awarded shares of Macatawa common stock upon becoming the holder of record of the common stock granted pursuant to the award. However, the committee could impose restrictions on the assignment or transfer of common stock awarded under the Incentive Plan.

Federal Tax Consequences of Stock Awards

The recipient of a stock award generally would recognize compensation income equal to the difference between the fair market value of the stock when it is awarded and the amount paid for the stock (if any). The recipient’s tax basis in the stock would equal the amount of compensation income recognized on the award plus the amount paid by the recipient for the stock (if any). Macatawa would be entitled to a corresponding deduction for federal income tax purposes equal to the amount of compensation income recognized by the recipient, except to the extent that the deduction limits of Section 162(m) of the Internal Revenue Code apply. Upon a subsequent sale of the stock, the recipient would recognize capital gain or loss equal to the difference between the amount realized on the sale and his or her basis in the stock. Different rules may apply if the stock is transferred subject to a “substantial risk of forfeiture.”

Effects of a Change in Control of Macatawa

Upon the occurrence of a “change in control” of Macatawa (as defined in the Incentive Plan), all outstanding stock options and stock appreciation rights would vest and become exercisable in full immediately prior to the effective time of the change in control and would remain exercisable in accordance with their terms regardless of whether a participant terminates service or employment. All other outstanding incentive awards under the Incentive Plan would immediately become fully vested, exercisable and nonforfeitable.  In addition, the Compensation Committee, without the consent of any affected participant, may determine that some or all participants holding outstanding stock options or stock appreciation rights would receive, in lieu of some or all of such awards, cash in an amount equal to the greater of the excess of (i) the highest sale price of the shares on The NASDAQ Stock Market (or on whatever quotation system or stock exchange on which Macatawa common stock is listed at the time) on the day before the effective date of the change in control, or (ii) the highest price per share actually paid in connection with the change in control, over the exercise price of the stock options and/or the base price per share of the stock appreciation rights.

Tax Withholding

If incentive awards are made under the Incentive Plan, Macatawa may withhold from any cash otherwise payable to a participant or require a participant to remit to Macatawa amounts necessary to satisfy applicable withholding and employment-related taxes. Unless the Compensation Committee determines otherwise, tax withholding obligations could also be satisfied by withholding Macatawa common stock to be received upon exercise or vesting of an incentive award or by delivering to Macatawa previously owned shares of common stock. Macatawa may reasonably delay the issuance or delivery of shares of Macatawa common stock pursuant to an incentive award as it determines appropriate to address tax withholding and other administrative matters.

Termination and Amendment of the Incentive Plan or Awards

The board of directors may terminate the Incentive Plan at any time and may from time to time amend the Incentive Plan, as it considers proper and in the best interests of Macatawa, provided that no such amendment could be made (except adjustments expressly permitted by the Incentive Plan) without the approval of shareholders of Macatawa if it would (i) reduce the exercise price of a stock option or the base price of a stock appreciation right below the market value of the underlying stock on the date of the grant, (ii) reduce the exercise price of outstanding stock options or the base price of outstanding stock appreciation rights, (iii) increase the number of shares authorized under the Incentive Plan or the individual annual maximum award limit, (iv) otherwise amend the Incentive Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or rules or (v) cause the Incentive Plan to fail to comply with or be exempt from Section 409A of the Internal Revenue Code. In addition, no amendment to the Incentive Plan or to a previously granted incentive award may impair the rights of a holder of any outstanding incentive award without the consent of the participant, except in certain circumstances in which such amendment is necessary to satisfy a law or regulation or to meet the requirements of or avoid adverse tax or financial accounting consequences under any tax or accounting standard, law or regulation.

Subject to certain limitations, the Compensation Committee may amend or modify the terms of any outstanding incentive award in any manner not prohibited by the Incentive Plan. However, incentive awards issued under the Incentive Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect would be to reduce the exercise price of such incentive awards to the same participants. Macatawa may also suspend a participant’s rights under the Incentive Plan for a period of up to sixty days while a participant’s termination for cause is considered.

Effective Date of the Incentive Plan

Subject to shareholder approval, the Incentive Plan would take effect on May 5, 2015, and unless terminated earlier by the board of directors, no incentive awards could be made under the Incentive Plan after May 4, 2025.  If the Incentive Plan is not approved by the shareholders, no incentive awards will be made under the Incentive Plan.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Internal Revenue Code, as amended, limits to $1,000,000 the annual income tax deduction that a publicly-held corporation may claim for compensation paid to its chief executive officer and to its four most highly compensated officers other than the chief executive officer. Qualified “performance-based” compensation is exempt from the $1,000,000 limit and may be deducted even if other compensation exceeds $1,000,000. The Incentive Plan is intended to provide for the ability to grant incentive awards that qualify as performance-based compensation under Section 162(m), to permit compensation associated with such awards under the Incentive Plan to be tax deductible to Macatawa while allowing, as nearly as practicable, the continuation of Macatawa’s pre-existing practices with respect to the award of equity compensation. The Incentive Plan will be interpreted, administered and amended if necessary to achieve that intended purpose.

Stock options and stock appreciation rights awarded under the Incentive Plan would automatically qualify as performance-based compensation.

For a restricted stock, restricted stock unit or other stock-based or stock-related award to qualify as performance-based compensation, the vesting or payment of such incentive award must be contingent upon the achievement of one or more performance goals established by the Compensation Committee and must otherwise satisfy the requirements of Section 162(m). The performance goals for incentive awards must meet certain other criteria as well to qualify as performance-based compensation, including (i) the performance goals must be established in writing by the Compensation Committee during the first 90 days of the applicable performance period and before 25% of the performance period has elapsed, (ii) the satisfaction of the performance goals must be substantially uncertain when established by the committee for the performance period, and (iii) the performance goals must be based solely upon objective criteria from which an independent third party with knowledge of the facts could determine whether the performance goal or set of goals is satisfied and from that determination could calculate the performance-based compensation to be paid.

Under the Incentive Plan, the performance goals that may be established by the Compensation Committee, with respect to performance-based compensation, would be limited to any one or more of the following measurements of performance, either individually or in any combination, applied to either Macatawa as a whole or to a Macatawa subsidiary, either individually or in any combination, and measured against pre-determined levels, the performance of a pre-established peer group or a published or special index: net income (before or after taxes, interest, depreciation, and/or amortization); net income per share; return on equity; cash earnings; cash earnings per share (reflecting dilution of the common stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends); cash earnings return on equity; operating income; operating income per share; operating income return on equity; return on assets; cash flow; cash flow return on capital; return on capital; productivity ratios; share price (including without limitation growth measures, total shareholder return or comparison to indices); expense or cost levels; margins; operating efficiency; efficiency ratio; customer satisfaction, satisfaction based on specified objective goals or a Corporation-sponsored customer survey; economic value added measurements; market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas; reduction of losses, loss ratios, expense ratios or fixed costs; employee turnover; specified objective social goals; noninterest income; interest income; net interest income; deposit growth; and loan growth.

An incentive award intended to qualify as performance-based compensation may provide that any evaluation of performance could include or exclude certain specific events or their effects that occur during the performance period, including asset write-downs; litigation or claim judgments or settlements; changes in tax laws, accounting principles, or other laws or provisions affecting reported results; any reorganization and restructuring programs; extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Corporation’s annual report to shareholders for the applicable year; acquisitions, mergers, divestitures or accounting changes; amortization of goodwill or other intangible assets; discontinued operations; and other special charges or extraordinary items.

No participant in the Incentive Plan may be granted, in any calendar year, awards representing more than 25% of the total number of shares of Macatawa common stock available for awards under the Incentive Plan. Performance-based compensation would be paid only after written certification by the Compensation Committee that the applicable performance goals have been satisfied.

Registration of Shares

Macatawa intends to register shares covered by the Incentive Plan under the Securities Act of 1933 before any stock options or stock appreciation rights could be exercised and before any shares of restricted stock, restricted stock units, stock awards or other stock-based or stock-related awards are granted.

Your Board of Directors and Compensation Committee,
which consists entirely of independent directors,
recommend that you vote FOR Proposal 2.

Proposal 3

Advisory Approval of Executive Compensation

Section 14A of the Securities Exchange Act of 1934 requires that the Company provide its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in this proxy statement.

This proposal (sometimes referred to as a "Say-on-Pay" proposal), gives you as a shareholder the opportunity to approve or not approve the compensation of the named executive officers through the following resolution:

"Resolved, that the compensation paid to the Company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved."

The Company believes that our executive compensation programs appropriately align our named executive officers’ incentives with shareholder interests and are designed to attract and retain high quality, executive talent. We believe that our executive compensation policies are and have been conservative within the industry and in comparison with the compensation policies of competitors in the markets that we serve.  We also believe that both the Company and shareholders benefit from responsive corporate governance policies and dialogue.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy and compensation programs described in this proxy statement.

The vote is advisory and not binding upon the Company, the Board of Directors or the Compensation Committee, and may not be construed as overruling a decision by the Board or creating an additional fiduciary duty of the Board. However, the Board of Directors and Compensation Committee value the opinions of our shareholders and will take into account the outcome of the vote when making future decisions regarding executive compensation.

The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the named executive officers on an annual basis.  The next such vote will occur at the 2016 annual meeting of shareholders.

Your Board of Directors and Compensation Committee,
which consists entirely of independent directors,
recommend that you vote FOR Proposal 3.

Proposal 4

Ratification of Appointment of Independent Auditors

The Audit Committee has appointed BDO USA, LLP as the Company's independent auditors to audit the financial statements of the Company and its subsidiaries for the year ending December 31, 2015, and to perform such other appropriate audit services as may be approved by the Audit Committee.  The Board of Directors and the Audit Committee propose and recommend that shareholders ratify the appointment of BDO USA, LLP to serve as the Company's independent auditors for the year ending December 31, 2015.

More information concerning the relationship of the Company with its independent auditors appears below under the headings "Audit Committee," "Independent Auditors" and "Audit Committee Report."

If the shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will consider a change in auditors for the next year.

Your Board of Directors and Audit Committee,
which consists entirely of independent directors,
recommend that you vote FOR Proposal 4.

Board of Directors

General

The Board of Directors currently consists of 11 directors.  The Board of Directors is divided into three classes, with each class as nearly equal in number as possible.  Each class of directors serves a three-year term, with the term of one class expiring at the annual meeting in each successive year.

Qualifications and Biographical Information

The Governance Committee has not established specific, minimum qualifications for director nominees.  The Governance Committee will consider candidates for director who have the skills, experiences (whether in business or in other areas such as public service or academia), particular areas of expertise, and other characteristics to enable them to best contribute to the success of the Company.  Director nominees should possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of shareholders.  Additionally, director nominees should have sufficient time to effectively carry out their duties.

Biographical information concerning the directors and the nominees for election to the Board of Directors, and the specific experience, qualifications, attributes and skills that led to the conclusion of the Governance Committee and the Board of Directors that the person should serve as a director, is presented below.  Except as otherwise indicated, each of these persons has had the same principal position and employment for over five years.

Nominees for Director with Terms Expiring in 2018

Ronald L. Haan, age 61, has been a director of the Company and the Bank since 2009.  Mr. Haan is Chief Executive Officer and President of the Company and the Bank. Mr. Haan served as Executive Vice President of Macatawa Bank from September 2005 until August 12, 2009.  Mr. Haan was appointed as a director and Co-Chief Executive Officer, Secretary and Treasurer of the Company on February 9, 2009.  In August 2009, Mr. Haan was appointed Chief Executive Officer and President of the Company and the Bank.  Prior to September 2005, Mr. Haan was employed as an Executive Vice President of Fifth Third Bank.  Mr. Haan also served as the President and Chief Operating Officer of Ottawa Financial Corporation and AmeriBank, a position held since 1989.  Mr. Haan served as a Director of Ottawa Financial Corporation, and AmeriBank.  He has been in banking since 1975 working in various capacities. In addition to banking experience, he has also served in his community by serving as a director of Pine Rest Christian Mental Health, the Barnabas Foundation, Grand Rapids Christian School Association and CRC Loan Fund, Inc. In nominating Mr. Haan, the Governance Committee considered as important factors his extensive banking experience, his service to and familiarity with the Company, his experience working in public companies, his familiarity with and ability to understand financial statements, and his community involvement.

Douglas B. Padnos, age 60, has been a director of the Company since 2009 and a director of the Bank since 2007.  Mr. Padnos has been a leader in our business community for many years.  After 12 years in sales and sales management in the residential and contract furniture industry, he joined his family business, Padnos, a recycling company, where he has served as Executive Manager of the Paper and Plastics division since 1989 and now serves as Executive Vice President.  He has also served as President of the Holland Area Arts Council, VP and Trustee of the Grand Rapids Art Museum and has supported other not–for-profit organizations including the Boys & Girls Club and Hospice of Holland.  Mr. Padnos is a 1977 graduate of the University of Michigan.  In nominating Mr. Padnos, the Governance Committee considered as important factors his extensive business experience, his familiarity with the markets in which we operate, his familiarity with and ability to understand financial statements, and his extensive work for not-for-profit organizations.

Richard L. Postma, age 64, has been a director of the Company and the Bank since 2009.  Mr. Postma is Chairman of the Board of the Company.  Mr. Postma was selected by the Board of Directors in the fall of 2009 to serve as a director and Chairman because of his stature as a successful and respected business leader in West Michigan.   Mr. Postma is Chief Executive Officer and co-founder of U.S. Signal Company, L.L.C., the Midwest's largest fiber optic carrier network.  Mr. Postma currently holds several leadership positions with a variety of other companies, serving as Chairman of TurnKey Network Solutions, LLC, a telecommunications contractor focused on infrastructure solutions, R.T. London, Inc., a designer and manufacturer of high-quality durable furniture, and P&V Capital Holdings, L.L.C.  He recently served on the Board of Directors of AboveNet, Inc. (NYSE: ABVT), where he was a member of the Audit Committee, Compensation Committee, and Strategy Committee.  AboveNet, Inc. was sold and delisted by way of a sale to Zayo Communications in July of 2012.  He has also served as Co-Chairman and Chief Executive Officer of U.S. Xchange, LLC and has previously served on the Board of Directors and the Audit Committee of Choice One Communications, Inc. (NYSE: CWON).  Since joining our Company, Mr. Postma has been working very closely with other directors and the Bank's leadership team to provide strategic direction, improve shareholder value and grow Company profitability.  In nominating Mr. Postma, the Governance Committee considered as important factors his extensive business experience, his reputation as a respected business leader in our community, his experience working with public companies, his familiarity with and ability to understand financial statements, and his extensive community involvement.

Directors with Terms Expiring in 2017

Mark J. Bugge, age 46, has been a director of the Company and the Bank since 2008. Mr. Bugge is the Chief Financial Officer of VA Enterprises, LLC, located in Grand Rapids, Michigan, which operates as the office representing the Van Andel family. The core holding for the family is Amway Corporation, which was co-founded by the late Jay Van Andel.  Mr. Bugge graduated from Central Michigan University and earned an M.B.A. from Davenport University.  He worked for Amway in a variety of finance positions from 1992 through 2000.  Since 2000, Mr. Bugge's responsibilities and experience includes oversight of internal and external staff, finance, risk management, human resources, portfolio investments, hotel operations and also serving as a family liaison with Amway.  Mr. Bugge serves as a board member or trustee of the VA Fund, Inc., Adabelle Capital, the Jay & Betty Van Andel Foundation, Knighthead Annuity’s Life Assurance Company, and Knighthead Holdings, Ltd., and serves as Chairman of the Investment Committee of Grand Rapids Public Museum.

On November 5, 2008, the Company entered into a Board Representation Agreement with White Bay Capital, LLC, a Michigan limited liability company, under which the Company agreed to take all necessary action to cause one person designated by White Bay Capital to be elected to the Company's Board of Directors for so long as White Bay Capital continues to own shares of preferred and common stock that represent at least 3.0% of the outstanding voting shares of capital stock of the Company.  Mr. Bugge is the director designated by White Bay Capital.

Birgit M. Klohs, age 63, has been a director of the Company since September 2010 and a director of the Bank since 2003.  Ms. Klohs is President & Chief Executive Officer of The Right Place, Inc., located in Grand Rapids. The Right Place, Inc. is the regional economic development organization for the retention, expansion and attraction of businesses to the West Michigan Area.  Ms. Klohs also serves on the ADAC Automotive and Burgaflex NA boards.  She is also involved with the Federal Reserve Bank of Chicago – Committee on Small Business, Agriculture and Labor, the Van Andel Public Museum, the Michigan Israel Business-Bridge Advisory Council, Grand Action Executive Committee and Kent County/Grand Rapids Convention and Arena Authority, and the Local Development Finance Authority.  Her past board memberships include Spectrum Health Systems, Western Michigan University Board of Trustees, Grand Rapids Symphony, Economic Club of Grand Rapids, Heart of West Michigan United Way, Grand Rapids Area Chamber of Commerce and Opera Grand Rapids.  Ms. Klohs has received numerous awards over her distinguished career.  Recent awards include the Grand Rapids Business Journal Newsmaker of the Year, the 2014 Grand Rapids Business Journal 50 Most Influential Women in West Michigan, the 2012 Western Michigan University Distinguished Alumni Award, the 2012 Land Policy Institute Land & Prosperity Leadership Excellence Award and the 2012 Kirkwood Community College Distinguished Alumni Award.  In nominating Ms. Klohs, the Governance Committee considered as important factors her extensive business experience, her extensive work in promoting economic development in West Michigan,  her familiarity with the markets in which we operate, her familiarity with and ability to understand financial statements, and her extensive work for not-for-profit organizations.

Arend D. Lubbers, age 83, has been a director of the Company and the Bank since 2003. Mr. Lubbers is an independent consultant and previously served as the President of Grand Valley State University from 1969 to 2001. Mr. Lubbers served as a director of Grand Bank Financial Corporation and Grand Bank from 1990 to 2002. Mr. Lubbers is a graduate of Hope College and received his graduate degree from Rutgers University. In nominating Mr. Lubbers, the Nominating Committee considered as important factors his service to and familiarity with the Company and the Bank, his historical experience as a director of Grand Bank, his familiarity with and ability to understand financial statements, and his professional and educational expertise in our communities.

Thomas P. Rosenbach, age 59, has been a director of the Company and the Bank since October 2010.  Mr. Rosenbach has been a Partner with Beene Garter LLP, a certified public accounting and tax consulting firm, since 1990 and he currently serves as Managing Partner of the firm.  He brings over 30 years of experience in public accounting, specializing in construction, real estate, manufacturing and wholesale distribution industries.  Mr. Rosenbach is a member of the American Institute of Certified Public Accountants, the Michigan Association of Certified Public Accountants and Moore Stephens North America, where he previously served as chairman. He is active in the West Michigan community, having served on the boards of Pine Rest Christian Hospital and the Associated Builders and Contractors of West Michigan.  He previously served on the audit committee for Pine Rest Christian Hospital.  In nominating Mr. Rosenbach, the Governance Committee considered as important factors his extensive accounting and finance experience, his ability to understand financial statements and qualify as an "audit committee financial expert," his experience working with public companies, his reputation as a respected business leader in our community, and his extensive community involvement.

Directors with Terms Expiring in 2016

Wayne J. Elhart, age 60, has been a director of the Company since September 2010 and a director of the Bank since 1998.  Mr. Elhart graduated from Northwood University in 1976 with degrees in marketing, advertising and accounting and has been involved in the management of the Elhart family automotive dealerships in Holland since 1980 and served president of Elhart Holdings, Inc. from 1990 to 2011. Mr. Elhart has been involved in the automobile industry for over 44 years in various capacities.  Over his career, he has served on many boards and committees with automobile manufacturers, as well as outside of the automotive industry.  Mr. Elhart served as President of the National Dealer Counsel for General Motors and as a board member of the West Michigan Better Business Bureau.  In nominating Mr. Elhart, the Governance Committee considered as important factors his extensive business experience, his familiarity with the markets in which we operate, and his familiarity with and ability to understand financial statements.

Charles A. Geenen, age 56, has been a director of the Company since September 2010 and a director of the Bank since 2008.  Mr. Geenen has been President of GDK Construction Co. in Holland since 1982 and is associated with Geenen DeKock Properties LLC, a commercial real estate development company.  Mr. Geenen is a licensed builder and licensed real estate sales professional.  Mr. Geenen has previously served on the City of Holland Downtown Development Authority and Strategic Planning Committee and City of Holland Building Board of Appeals. He currently serves on the Trinity Christian College Board of Trustees.  In nominating Mr. Geenen, the Governance Committee considered as important factors his extensive business experience, his familiarity with the markets in which we operate, his familiarity with and ability to understand financial statements, and his extensive work for municipal and not-for-profit organizations.

Robert L. Herr, age 69, has been a director of the Company and the Bank since October 2010.  Mr. Herr, a former Partner with Crowe Horwath LLP, a public accounting and consulting firm, retired in 2007 after 40 years with the firm. He has worked with private and public clients across many business sectors. Mr. Herr spent over 15 years as a member of the firm's Financial Institutions Practice, and his experience includes extensive regulatory interaction and knowledge of publicly traded bank holding companies. In addition to his client work, Mr. Herr served for six years on the firm's executive committee and was the Chair of the firm’s Audit Committee for two years.  Mr. Herr also serves on the board and is the Chair of the Audit Committee of Agility Health, Inc. (AHI.V - Toronto TSX-V Exchange) which provides rehabilitation services in 20 states nationwide in a variety of settings, including outpatient clinics, hospitals, long-term care facilities and employer work sites.  Mr. Herr is active in the West Michigan community serving as Board Chair of the Downtown Improvement District.  He is a Board Member of the Mercy Health Physicians Partners, the Economic Club of Grand Rapids, Jandernoa Entrepreneurial Mentoring, First Steps Commission, Emmanuel Hospice, Downtown Grand Rapids, Inc., and Western Michigan University Foundation.  He is the past board chair of St. Mary’s Health Care, YMCA of Greater Grand Rapids and Heart of West Michigan United Way.  Mr. Herr was awarded the 2006 National Kidney Foundation’s Galaxy Award for Business and the 2007 Michigan Association of CPS’ Public Service Award, and in 2009 was the initial inductee into the Academy of Outstanding Alumni, of the Department of Accountancy at Western Michigan University.  In nominating Mr. Herr, the Governance Committee considered as important factors his extensive accounting and finance experience, his ability to understand financial statements and qualify as an "audit committee financial expert," his experience working with public companies, in particular his work with public financial institutions,  his reputation as a respected business leader in our community, and his extensive community involvement.

Thomas J. Wesholski, age 69, has been a director of the Company since 2009 and a director of the Bank since 2004.  Mr. Wesholski is a long time banker, joining the Company in 2002 with our acquisition of Grand Bank.  From 2002 to 2004, he served as Executive Vice President of Macatawa Bank, responsible for development and growth of our bank franchise in Kent County.  He served as President, Chairman and Chief Executive Officer of Grand Bank, working there from 1997 until 2002.  Prior to joining Grand Bank, Mr. Wesholski was a Senior Vice President in various corporate positions with First Michigan Bank Corporation from 1988 to 1997, with responsibilities in West Michigan.  He served in various senior level positions at Michigan National Bank in Grand Rapids from 1967 to 1988, including President of Michigan National Bank – Central from 1985 to 1988.  He is also very active serving various community organizations.   Mr. Wesholski currently serves as board member or trustee at Catholic Charities, Grand Rapids Building Authority and Grand Rapids Diocesan Finance Council and serves as Chairperson for St. Ann’s Nursing Home.  He has served as a director or trustee for Grand Rapids Public Museum Foundation, Grand Rapids Tax Assessors Appeals Board, Mary Free Bed Rehabilitation Hospital, Priority Health, Grand Rapids Building Authority, Grand Rapids Downtown Development Authority, Grand Rapids Chamber of Commerce, Peninsular Club, and many others.   In nominating Mr. Wesholski, the Governance Committee considered as important factors his extensive banking experience, his service to and familiarity with the Company, his familiarity with and ability to understand financial statements, his historical experience with Grand Bank, and his extensive community involvement.

Board Committees

Macatawa's Board of Directors has three standing committees:

●	Audit Committee
●	Compensation Committee
●	Governance Committee

The table below shows each person currently serving as a director, whether the person is an independent director and each committee on which the person serves.

Director	Independent Director(1)	Audit Committee	Compensation Committee	Governance Committee
Mark J. Bugge	Yes	Member		Member
Wayne J. Elhart	Yes		Member	Member
Charles A. Geenen	Yes		Member
Robert L. Herr	Yes	Member	Member
Ronald L. Haan	No
Birgit M. Klohs	Yes			Member
Arend D. Lubbers	Yes	Member	Member	Member
Douglas B. Padnos	Yes		Member	Member
Richard L. Postma	Yes	Member	Member	Member
Thomas P. Rosenbach	Yes	Member	Member	Member
Thomas J. Wesholski	Yes	Member

(1)
Independent as that term is defined in NASDAQ Listing Rules for service on the Board of Directors and each committee on which the director serves.  In making this determination, the Company considered all ordinary course loan and other business transactions between the director and Macatawa Bank.

Audit Committee

The Board of Directors has established the Audit Committee in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 to assist the Board in fulfilling its duties with respect to accounting, auditing, financial reporting, internal control, and legal compliance.  The Audit Committee oversees management and the independent auditors in the Company's accounting and financial reporting processes and audits of the Company's financial statements.  The Audit Committee serves as a focal point for communication among the Board, the independent auditors, the internal auditor and management with regard to accounting, reporting, and internal controls. Mr. Bugge serves as the Chairman of the Audit Committee.  During 2014, the Audit Committee met eight times.

The Audit Committee represents the Board of Directors in oversight of:

●	the integrity of the financial reports and other financial information disclosed by the Company;

●	the Company's systems of disclosure controls and procedures and internal controls over financial reporting;

●	legal compliance and the establishment of a code of ethics;

●	independence and performance of the Company's independent auditors (who are ultimately responsible to the Board of Directors and the Audit Committee);

●	the Company's auditing, accounting and financial reporting processes generally;

●	the Bank's risk management and loan review functions; and

●	compliance with orders, agreements, understandings, resolutions or similar commitments or with regulatory agencies with authority over the Company or the Bank.

The Audit Committee has the full power and authority to perform the responsibilities of a public company Audit Committee under applicable law, regulations, stock exchange listing standards, generally accepted accounting principles, and public company custom and practice.  The Audit Committee may establish subcommittees of the Audit Committee and delegate authority and responsibility to subcommittees or any individual member of the Audit Committee.  The Audit Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Company.

The Audit Committee must be composed of three or more directors appointed by the Board of Directors, one of whom must be designated by the Board of Directors as the Chair.  Each member of the Audit Committee must be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as an Audit Committee member.  Each member of the Audit Committee must be an "independent director" as defined by Nasdaq Listing Rules and as required under rules and regulations of the Securities and Exchange Commission.  A director may not be a member of the Audit Committee if he or she participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years.  Each member of the Audit Committee must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement.

At least one member of the Audit Committee must be a person whom the Board has determined has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual's financial sophistication and is an "audit committee financial expert" as that term is defined by applicable regulations of the Securities and Exchange Commission.  The Board of Directors has determined that Messrs. Herr and Rosenbach are each an "audit committee financial expert" under rules and regulations of the Securities and Exchange Commission.

The Audit Committee operates under a charter adopted by the Board of Directors.  A copy of the Audit Committee Charter is available in the "Investor Info – Corporate Documents  – Governance Documents" section of our website, www.macatawabank.com.

Compensation Committee

The Compensation Committee assists the Board of Directors in fulfilling its responsibilities relating to compensation of the Company's executive officers and the Company's compensation and benefit programs and policies.  The Compensation Committee has full power and authority to perform the responsibilities of a public company compensation committee under applicable law, regulations, stock exchange rules and public company custom and practice.  The Compensation Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees or any individual member of the committee.  The Compensation Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Company.  The Compensation Committee did not engage any compensation consultant in 2014.  Mr. Postma serves as the Chairman of the Compensation Committee.  The Compensation Committee met two times in 2014.

The Compensation Committee must be composed of three or more directors appointed by the Board of Directors, one of whom must be designated by the Board of Directors as the Chair.  Each member of the Compensation Committee must be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as a Compensation Committee member.  Each member of the Compensation Committee must be an "independent director" as defined by Nasdaq Listing Rules and as required under rules and regulations of the Securities and Exchange Commission.  In addition, each member of the Compensation Committee must be a "non-employee director" as defined by Securities and Exchange Commission Rule 16b-3, and an "outside director" as defined by Internal Revenue Service Regulation 1.162-27.  Each member of the Compensation Committee must be free of any "compensation committee interlock" that would require disclosure by the Company under Securities and Exchange Commission Regulation S-K, Item 407.

The Compensation Committee operates under a charter adopted by the Board of Directors.  A copy of the Compensation Committee Charter is available in the "Investor Info - Corporate Documents - Governance Documents" section of our website, www.macatawabank.com.

Governance Committee

The Governance Committee assists the Board of Directors in fulfilling its responsibilities by providing independent director oversight of nominations for election to the Board of Directors and leadership in the Company's corporate governance.  The Governance Committee has full power and authority to perform the responsibilities of a public company nominating and governance committee under applicable law, regulations, stock exchange rules and public company custom and practice.  The Governance Committee may establish subcommittees of the committee and delegate authority and responsibility to subcommittees or any individual member of the committee.  The Governance Committee has the authority to engage consultants, advisors and legal counsel at the expense of the Company.  Mr. Postma serves as the Chairman of the Governance Committee.  During 2014, the Governance Committee met one time.

The Governance Committee must be composed of three or more directors appointed by the Board of Directors, one of whom must be designated by the Board of Directors as the Chair.  Each member of the Governance Committee must be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with his or her exercise of independent judgment as a Governance Committee member.  Each member of the Governance Committee must be an "independent director" as defined by Nasdaq Listing Rules.

The Governance Committee operates pursuant to the Governance Committee Charter, a copy of which is available at the Company's website, www.macatawabank.com, under the "Investor Info – Corporate Documents - Governance Documents" section.

Corporate Governance

Corporate Governance Policy

As part of its continuing efforts to improve corporate governance, the Board of Directors has adopted a comprehensive Corporate Governance Policy.  The policy is designed to promote accountability and transparency for the Board of Directors and management of the Company.  The policy contains guidelines regarding the responsibilities, membership, and structure of the Board of Directors, including policies addressing:

•	Board leadership;
•	Director independence, qualifications, diversity, education, retirement, evaluation and conflicts of interest; and
•	Majority vote requirement for uncontested elections

The policy also contains guidelines for other significant corporate governance matters, such as the Board of Directors' responsibility for risk management and succession planning.  The Corporate Governance Policy is available at the Company's website, www.macatawabank.com, under the "Investor Info - Corporate Documents - Governance Documents" section.

Meetings of the Board of Directors

The Company's Board of Directors had thirteen meetings in 2014.  During 2014, each director attended at least 75% of the aggregate number of meetings of the Board and Board committees on which he or she served.  The Company encourages members of its Board of Directors to attend the annual meeting of shareholders.  All of the directors serving at May 6, 2014, attended the Company's 2014 annual meeting held on that date.

Meetings of Independent Directors

The Company's independent directors meet periodically in executive sessions without any management directors in attendance.  If the Board of Directors convenes a special meeting, the independent directors may hold an executive session if the circumstances warrant.

Director Nominations

The Governance Committee is responsible for identifying and recommending qualified individuals to serve as members of the Company's Board of Directors.  The Governance Committee has not established any specific, minimum qualifications for director nominees.  The Governance Committee will consider candidates for director who have the skills, experiences (whether in business or in other areas such as public service or academia), particular areas of expertise, and other characteristics to enable them to best contribute to the success of the Company.  Director nominees should possess the highest personal and professional ethics, integrity and values and must be committed to representing the long-term interests of shareholders.  Additionally, director nominees should have sufficient time to effectively carry out their duties.  The Governance Committee considers candidates based on their experience and expertise as well as demographics to appropriately reflect the diversity and makeup of our community and shareholders.  At least annually, the Governance Committee must assess the specific experience, qualifications, attributes, skills and contributions of each director and nominee to determine whether each director and nominee should serve, or continue to serve, as a director in light of the Company’s business and structure.

The Company's Articles of Incorporation contain certain procedural requirements applicable to shareholder nominations of directors.  Shareholders entitled to vote in the election of directors may nominate a person to serve as a director if they provide written notice to the Company not later than sixty nor more than ninety days prior to the first anniversary date of the preceding year's annual meeting, in the case of an annual meeting, and not later than the close of business on the tenth day following the date on which notice of the meeting was first mailed to shareholders, in the case of a special meeting.  The notice must include (1) the name and address of the shareholder who intends to make the nomination and of the person or persons nominated, (2) a representation that the shareholder is a current record holder of stock entitled to vote at the meeting and will continue to hold those shares through the date of the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (3) a description of all arrangements between the shareholder and each nominee and any other person pursuant to which the nomination is to be made by the shareholder, (4) the information regarding each nominee as would be required to be included in a proxy statement filed under Regulation 14A of the Securities Exchange Act of 1934 had the nominee been nominated by the Board of Directors, and (5) the consent of each nominee to serve as a director of the Company if elected.  Shareholders may propose nominees for consideration by submitting the required information in writing to: Jon W. Swets, Secretary, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, MI 49424-3119.

The Governance Committee will consider every shareholder nomination of a director that complies with the procedural requirements of the Company’s Articles of Incorporation and report each such nomination and the Governance Committee’s recommendation to the full Board of Directors.  The Governance Committee may also, in its discretion, consider shareholders’ informal recommendation of possible nominees.

The Board of Directors and Governance Committee do not currently use the services of any third party search firm to assist in the identification or evaluation of board member candidates.  However, the Governance Committee has the authority to use such a firm in the future if it deems necessary or appropriate.

Leadership Structure

In 2010, we implemented changes to promote the independence and objectivity of the Board of Directors.  Five new, independent directors were appointed to the Company's Board of Directors that we believe strengthened the experience, skills, objectivity and independence of the Board.  The Boards of Directors of the Company and the Bank were consolidated, so that shareholders of the Company will in the future effectively elect all persons who serve on the Bank's Board of Directors.

Currently, the Company's Chairman of the Board and Chief Executive Officer are separate positions in recognition of the difference between the two roles.  The Chairman of the Board leads the Board of directors in adopting an overall strategic plan for the Company, sets the agenda for the meetings of the Board of Directors, presides over all meetings of the Board of Directors, and provides guidance to the Chief Executive Officer.  The Chief Executive Officer implements the strategic plan for the Company as adopted by the Board of Directors and leads the Company, its management and its employees on a day-to-day basis.  Because of these differences, the Company currently believes keeping the Chairman of the Board and Chief Executive Officer as separate positions is the appropriate leadership structure for the Company.

Oversight of Risk Management

The Company is exposed to a variety of risks and undertakes at least annually an enterprise risk management review to identify and evaluate these risks and to develop plans to manage them effectively.  During 2014, the Bank's enterprise risk management responsibilities were managed by the Chief Financial Officer, Chief Credit Officer and the Chief Risk Officer.

The Board of Directors, and the Audit Committee under authority and responsibility delegated by the Board of Directors, play a key role in the oversight of the Company's risk management.  To that end, the Board of Directors or the Audit Committee must periodically require and receive direct reports from the persons holding the following positions (which may be combined):

•	Chief Financial Officer

•	Chief of Risk Officer

•	Independent Auditor

•	Chief Credit Officer

The Audit Committee, which is composed entirely of independent directors, has authority and responsibility to oversee the Company's internal audit function, and the risk management and loan review functions of the Bank.  Specifically, the Committee has the authority and responsibility to:

•	Oversee each function, including its personnel, resources, organizational structure, and relationship to the Company's overall business objectives.

•	Review the independence of the officers responsible for each function.

•	Inquire into whether the officers responsible for each function have sufficient authority, support, resources, and the necessary access to Company personnel, facilities and records to carry out their work.

•	Review reports of significant findings and recommendations and management's corrective action plans.

•	Establish and maintain channels for the officers responsible for each function to communicate directly with the Committee.

•	Review the performance of the officers responsible for each function.

The Chief Financial Officer, Chief Credit Officer and Chief Risk Officer meet with the Audit Committee on a quarterly basis to discuss the risks facing Macatawa, and highlight any new risks that may have arisen since they last met.

The Company has appointed the Chief Risk Officer as the key individual within the Company responsible for independent oversight of the Risk Management process, with direct functional and administrative reporting to the Audit Committee.  The Chief Risk Officer meets quarterly with the Audit Committee and attends all Board of Directors meetings to discuss the risks facing Macatawa.  The Chief Risk Officer works closely with members of management, including the President and Chief Executive Officer, Chief Financial Officer, Chief Credit Officer, Head of Business Banking, Senior Retail Banking Officer, Director of Technology and eCommerce, Director of Operations, Director of Human Resources, outside legal counsel, and others.

The Chief Financial Officer, Chief Credit Officer, Head of Business Banking and Chief Risk Officer attend all regular, monthly meetings of the Board of Directors and report on credit metrics and risks facing the Bank.

The Loan Review function reports functionally to the Audit Committee and administratively to the Chief Risk Officer.

Majority Voting

The Board believes that the Company and its shareholders are best served by having directors who enjoy the confidence of the Company's shareholders.  If any director receives a greater number of votes "withheld" than votes "for" election in an uncontested election at an annual meeting of shareholders (a "Majority Withheld Vote"), then the Board will presume that such director does not have the full confidence of the shareholders.  A director receiving a Majority Withheld Vote must promptly offer his or her resignation from the Board to the Governance Committee upon certification of the shareholder vote.  The resignation will be effective if and when accepted by the Governance Committee.

The Governance Committee, which consists entirely of independent directors, will promptly consider the acceptance of the director's offer of resignation.  The director at issue will not participate in the consideration of or the vote on the offer of resignation.

The Governance Committee is expected to consider and vote upon acceptance or rejection of the offer of resignation in its sole discretion not later than the day of the next regularly scheduled meeting of the Board, which is held more than one week after the annual meeting of shareholders.  The Governance Committee is expected to evaluate whether or not the Majority Withheld Vote represented a failure of confidence in the director by the shareholders.  Examples of reasons why the Governance Committee may decline to accept a resignation include, but are not limited to, a conclusion that votes were withheld because of an identifiable cause that has subsequently been adequately addressed or a belief that the Majority Withheld Vote is attributable to technical issues or deficiencies in the proxy solicitation process.

The Company will disclose the Governance Committee's decision regarding the director’s offer of resignation (and the reasons for rejecting the resignation offer, if applicable) in an appropriate filing with the Securities and Exchange Commission.

Term Limits

The Company does not have predetermined term limits for directors.  The Governance Committee will evaluate each director's continued services on the Board annually.  In connection with each nomination for re-election, each director will have an opportunity to confirm his or her desire to continue as a member of the Board.

Retirement

The Board of Directors believes that it is generally appropriate for directors to retire before the age of 70.  A director will not ordinarily be nominated for re-election to the Board of Directors following the expiration of the term of office which ends after his or her 70th birthday.  The Board of Directors recognizes, however, that the wisdom, experience and contribution of a director aged 70 years or older could benefit the Board and the Governance Committee may, in its discretion, nominate a director for re-election after his or her 70th birthday.

Change in Employment or Independence

Directors recognize that they have been chosen for nomination or appointment to the Board of Directors in part because of the knowledge and insight they gain on a continuing basis from their active employment in their current positions and for the public respect they bring to the Company and its Board of Directors because of the positions they hold in the business community.  A director who experiences a material change in his or her employment status must inform the Governance Committee as soon as practicable and is expected to promptly offer his or her resignation as a director to the Governance Committee.  The Governance Committee will consider and vote upon acceptance or rejection of the director's offer in its sole discretion, excluding the affected director from consideration of and voting on acceptance of the resignation.

An independent director who ceases to be an independent director under NASDAQ Listing Rules for any reason must inform the Governance Committee as soon as practicable and is expected to promptly offer his or her resignation as a director to the Governance Committee.  The Governance Committee will consider and vote upon acceptance or rejection of the director's offer in its sole discretion, excluding the affected director from consideration of and voting on acceptance of the resignation.

Other Board Memberships

Each executive officer of the Company must notify the Governance Committee before serving as a member of the board of directors of any other business organization.  The Governance Committee will review executive officers' membership on external boards of directors at least annually.  The Governance Committee may limit the directorships for any executive officer if it believes that they will interfere with the executive officer's responsibilities to the Company.

Security Holder Communication with Directors

The Company must provide a process for security holders to send communications to the Board of Directors.  Such communications should be directed to Jon W. Swets, Secretary, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, Michigan 49424.  The Secretary of the Company, or the Secretary's delegates, have discretion to adopt policies and procedures to implement and administer this communication process.  Security holder communications may be directed to the Board of Directors, a committee of the Board of Directors or to specific individual directors.  The Secretary has discretion to screen and not forward to directors, communications which the Secretary determines in his or her discretion to be communications unrelated to the business or governance of the Company and its subsidiaries, commercial solicitations, offensive, obscene or otherwise inappropriate.  The Secretary must, however, collect and organize all security holder communications which are not forwarded, and such communications must be available to any director upon request.

External Communications

The Board believes that the Chairman of the Board and management of the Company should speak for the Company.  Individual Board members who are not the Chairman of the Board or officers should not communicate with outside parties regarding corporate matters unless authorized by the Board, the Chairman of the Board or management.  If so authorized, Board members may communicate with various constituencies that are involved with the Company, subject to applicable law and the Company's policies regarding the disclosure of information.

Code of Ethics

As part of its continuing efforts to improve corporate governance, in 2011 the Board of Directors adopted a new and comprehensive Code of Ethics.  The code is intended to deter wrongdoing and to promote:

•	Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Full, fair, accurate, timely and understandable disclosure in documents the Company files with, or submits to, the SEC and in all public communications made by the Company;

•	Compliance with applicable governmental laws, rules and regulations; and

•	Prompt internal reporting to designated persons of violations of the code.

The Code of Ethics is available upon request by writing to the Chief Financial Officer, Macatawa Bank Corporation, 10753 Macatawa Drive, Holland, Michigan 49424 and is also available on the Company's website, www.macatawabank.com, under the "Investor Info - Corporate Documents - Governance Documents" section.

Problem Resolution Policy

The Company strongly encourages employees to raise possible ethical issues.  We maintain a problem resolution hotline to receive reports of ethical concerns or incidents, including, without limitation, concerns about accounting, internal controls or auditing matters.  Users of the hotline may choose to remain anonymous.  We prohibit retaliatory action against any individual for raising legitimate concerns or questions, or for reporting suspected violations.

Board Diversity

The Board believes that the Company and its shareholders are best served by having a Board of Directors that brings a diversity of education, experience, skills, and perspective to Board meetings.  The Governance Committee and the Board of Directors will consider such diversity in identifying director nominees.  There are no specific or minimum qualifications or criteria for nomination for election or appointment to the Board.

Independent Auditors

Fees

The aggregate fees billed or to be billed by the Company's independent auditors to Macatawa and its subsidiaries for 2014 and 2013 were as follows:

	2014	2013

Audit Fees(1)	$207,196	$206,991
Audit-Related Fees(2)	11,400	11,200
Tax Fees(3)	19,400	27,800
All Other Fees	0	0

(1)	Audit services consist of the annual audit of the financial statements and internal control over financial reporting, reviews of quarterly reports on Form 10-Q, services that are normally provided in connection with statutory and regulatory filings or engagements for those fiscal years, and related consultations.
(2)	Audit-related services consist principally of services related to the annual audit of the Bank’s 401(k).
(3)	Permissible tax services include tax compliance, tax planning and tax advice that do not impair the independence of the auditors and that are consistent with the SEC's rules on auditor independence. Tax compliance and preparation fees accounted for $17,900 and $17,800 of the total tax fees for 2014 and 2013, respectively.

Audit Committee Approval Policies

The Audit Committee has direct authority and responsibility to pre-approve all audit and permissible non-audit services provided to the Company by the Company's independent auditors.  In accordance with this authority and responsibility, the Audit Committee pre-approved all services performed by the Company’s independent auditors during 2013 and 2014.

All pre-approvals of audit and permissible non-audit services granted by the Audit Committee must be reasonably detailed as to the particular services to be provided and must not result in the delegation of the Audit Committee's pre-approval responsibilities to management.  Pre-approvals of services granted by the Audit Committee must not use monetary limits as the only basis for pre-approval and must not provide for broad categorical approvals.  Any pre-approval policies or practices adopted by the Audit Committee must be designed to ensure that the Audit Committee knows what particular services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the independent auditors' independence.

The Audit Committee may delegate to one or more designated members of the committee the authority to grant pre-approvals of permissible non-audit services.  The decisions of any member to whom this authority is delegated must be reported to the full Audit Committee.

Non-audit services provided by the Company's independent auditors must not include any of the following:

•	Bookkeeping or other services related to the accounting records or financial statements of the Company;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment adviser, or investment banking services;

•	Legal services and expert services unrelated to the audit; and

•	Any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

Appointment of Independent Auditor

The Audit Committee has direct authority and responsibility for the appointment, compensation, retention and oversight of the work of any accounting firm engaged for the purpose of issuing an audit report and performing other audit, review or attestation services for the Company.  The Audit Committee is also directly responsible for the resolution of disagreements between management and the independent auditors regarding financial reporting.  The independent auditors report directly to the Audit Committee.

The Audit Committee must review the performance of the independent auditors of the Company at least annually.  The Audit Committee must also review the independence, effectiveness and objectivity of the independent auditors of the Company at least annually.

The Audit Committee has direct authority and responsibility to oversee the independence of the independent auditors.  The Audit Committee must require receipt of, and must review, a formal written statement of the independent auditors delineating all relationships between the independent auditor and the Company, consistent with the standards of the Public Company Accounting Oversight Board.  The Audit Committee must discuss with the independent auditor the independent auditor's independence, including a discussion of any disclosed relationships or services that may impact the objectivity and independence of the independent auditor.  If the Audit Committee is not satisfied with the independent auditors' assurances of independence, it must take or recommend to the full Board of Directors appropriate action to ensure the independence of the independent auditors.

The Audit Committee must discuss with the independent auditors the matters required to be discussed by applicable legal, regulatory, and stock exchange listing rule requirements relating to the conduct of the audit and any qualifications in the independent auditors' audit opinion.

The Audit Committee has appointed BDO USA, LLP to serve as the Company's independent registered public accounting firm for the year ending December 31, 2015.  BDO USA, LLP also served as the Company's independent registered public accounting firm for the year ended December 31, 2014.  Representatives of BDO USA, LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions from shareholders.

Audit Committee Report

The following is the report of the Audit Committee with respect to the Company's audited financial statements as of and for the year ended December 31, 2014. The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") except to the extent that the Company specifically incorporates such information by reference in such filing.

The Audit Committee has reviewed, and discussed with management and the independent auditors, the Company's audited financial statements as of and for the year ended December 31, 2014, management's assessment of the effectiveness of the Company's internal control over financial reporting, and the independent auditors' attestation report on the Company's internal control over financial reporting.  The Audit Committee has discussed with the independent auditors the matters required to be discussed by Public Company Accounting Oversight Board ("PCAOB") Auditing Standard No. 16.   The Audit Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence.  This included consideration of the compatibility of non-audit services with the auditors' independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2014 for filing with the Commission.

Management is responsible for the Company's financial reporting process, including its systems of internal control, and for the preparation of financial statements in accordance with generally accepted accounting principles.  The Company's independent auditors are responsible for auditing those financial statements.  Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures, and therefore our discussions with management and the independent auditors do not assure that the financial statements are presented in accordance with generally accepted accounting principles.  We have relied, without independent verification, on management's representation that the financial statements have been prepared in conformity with U.S. generally accepted accounting principles and on the representations of the independent auditors included in their report on the Company's financial statements.

Mark J. Bugge	Arend D. Lubbers	Richard L. Postma

Robert L. Herr	Thomas P. Rosenbach	Thomas J. Wesholski

Executive Officers

Our executive officers are appointed annually by, and serve at the pleasure of, the Board of Directors or the Chief Executive Officer.

Biographical information for Mr. Haan is included above under "Board of Directors".  The following sets forth biographical information as of March 20, 2015 concerning our executive officers who are not directors:

Jon W. Swets, age 49, has been Senior Vice President and Chief Financial Officer of the Company and the Bank since July 1, 2002.  Prior to joining the Company, Mr. Swets served as an audit partner at Crowe, Chizek and Company.  Mr. Swets also served as Chief Financial Officer for several years at AmeriBank in Holland, Michigan until its acquisition by Fifth Third Bank.  In addition to his public accounting and banking experience, Mr. Swets has also served in his community as a director at Pine Rest Christian Mental Health Services, Grandville Christian Schools and Foundation, Camp Roger, and CRC Loan Fund.

Jill A. Walcott, age 48, has been Senior Vice President of the Company since 2002 and is currently Senior Vice President, Senior Retail Banking Officer of the Bank.  Ms. Walcott began with the Bank in 1997 as Vice President, Branch Administrator and was promoted to Senior Vice President in 2002. Current areas of oversight include Branch Administration, Private Banking, Retail Lending, and Marketing.  Ms. Walcott also serves on the board of directors for Fredrick Meijer Gardens, Grand Rapids Opera and Heritage Home.

Craig A. Hankinson, age 47, has been the Senior Vice President and Chief Credit Officer of the Company and the Bank since 2010. Mr. Hankinson has more than 24 years of credit and lending experience in the West Michigan and broader Midwest regional market. Before joining the Company in 2010, he served as Senior Vice President of the business banking group for Fifth Third Bank. Previously, he served as Senior Affiliate Credit Officer, also with Fifth Third Bank, where he directed a commercial loan portfolio comprising middle market, commercial real estate and business banking credit relationships. Earlier in his career, he held retail, private and commercial banking positions with AmeriBank and Comerica Bank.

Matthew D. Hoeksema, age 43, has been Senior Vice President of the Company since 2011 and Head of Commercial Banking of the Bank since 2010.  Mr. Hoeksema joined the Bank in 1998 and has spent his entire career in business lending.  Mr. Hoeksema also serves as Chairman of the Lakeshore 504 board of directors and serves on the Michigan West Coast Chamber of Commerce and previously served as Treasurer of the Holland Area Arts Council.

Executive Compensation

Compensation Discussion and Analysis

This section discusses material elements of the Company’s compensation of the named executive officers and other matters relevant to the Company’s compensation program.

Overview. The Compensation Committee (the "Committee") assists the board of directors in discharging its responsibilities relating to executive compensation and in fulfilling its responsibilities relating to Macatawa’s compensation and benefit programs and policies. The Committee has the authority and responsibility to, among other things: determine and oversee the Company’s executive compensation philosophy, structure, policies and programs; assess whether the Company’s compensation structure establishes appropriate incentives for officers and employees; administer or make recommendations to the Board of Directors with respect to compensation and benefit plans; approve stock incentive awards under the Company’s stock incentive plans; and recommend to the Board of Directors for approval the base salary and long-term incentive compensation award opportunities of the executive officers. The Committee currently consists of six directors, all of whom are independent under NASDAQ Listing Rules. The Committee receives recommendations from Macatawa’s Chief Executive Officer regarding the compensation of executive and senior management (other than the compensation of the Chief Executive Officer).

Comparative Analysis.  In 2012, Mercer, a compensation consultant, was engaged directly by the Committee and provided the Committee with objective analysis of the Company's compensation practices for its named executive officers and other senior executives. This analysis covered base salary, annual incentives, total cash compensation, long-term incentives, and total compensation. The analysis included a comparison of Macatawa’s compensation programs for its named executive officers against financial service companies that are similar to the Company in size and scope of operations as reported in the following survey resources: American Bankers Association Compensation & Benefits Survey, Mercer Financial Services Suite, Mercer US Executive Remuneration suite, and The Delves Group Bank Cash Compensation and Benefits Survey.  In 2013, the Company considered this information, along with comparative analysis of publicly disclosed information from a peer group of companies.  The Committee reviewed the results of the comparative analysis to help inform its decision-making process to establish total compensation levels that it believes are competitive and in line with the market. The comparative analysis was one source of information, among many, that the Committee relied upon in its decision-making process.  The peer group of companies included the following institutions:

Independent Bank Corporation	Mercantile Bank Corporation	Firstbank Corporation
Isabella Bank Corporation	Peoples Bancorp, Inc.	First Citizens Banc Corp.
First Defiance Financial Corp.	German American Bancorp, Inc.	Horizon Bancorp
First Financial Corporation	First Mid-Illinios Bancshares, Inc.	QCR Holdings, Inc.
Old Second Bancorp, Inc.	Bankfinancial Corporation

Compensation Philosophy and Objectives.  Macatawa’s philosophy is to maximize long-term shareholder return consistent with its commitments to maintain the safety and soundness of the institution and provide the highest possible level of service at a fair price to the customers and communities that it serves. To do this, the Committee believes the Company must provide competitive salaries and appropriate incentives to achieve long-term shareholder return.  The Company’s executive compensation policies are designed to achieve four primary objectives:

•	provide incentives for achievement of long-term shareholder return;
•	align the interests of management with shareholders to encourage continuing increases in shareholder value;

•	attract and retain well-qualified executives who will lead the Company and inspire superior performance; and
•	provide incentives for achievement of corporate goals and individual performance.

The Committee's goal is to effectively balance salaries with compensation that is performance-based commensurate with an executive officer's individual management responsibilities and contribution to corporate objectives. The portion of total compensation that is based on corporate performance and long-term shareholder return increases as an executive officer's responsibilities increase.

The Committee has considered the potential risks arising from the Company’s compensation policies and practices for all employees and does not believe the risks from those compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee believes that the Company’s total compensation program drives the appropriate behaviors in management, is competitive in the marketplace and fairly distributes the earnings of the Company to the shareholders and to the employees.

The Company currently provides its shareholders with the opportunity to cast an annual advisory vote to approve executive compensation (a "Say-on-Pay proposal"). At the Company’s annual meeting of shareholders held in May 2014, a substantial majority of the votes cast on the Say-on-Pay proposal at that meeting were voted to approve the Company’s executive compensation for 2013. The Committee believes this affirms shareholders' support of the Company’s approach to executive compensation. In light of the voting results, the Company did not materially change its approach in 2014. The Committee will continue to consider the outcome of advisory votes on the Company’s Say-on-Pay proposals when making future compensation decisions for the named executive officers.

Elements of Compensation

Macatawa’s executive compensation program has consisted primarily of the following elements: (i) base salary and benefits; (ii) awards of longer-term equity-based incentives in the form of restricted stock beginning in 2012; and (iii) participation in the Company’s retirement plans. All executive and senior management of Macatawa are eligible to participate in the same executive compensation plans that are available to the Chief Executive Office. Each component of compensation is intended to accomplish one or more of the compensation objectives discussed above.

Base Salary and Benefits. To attract and retain officers with exceptional abilities and talent, annual base salaries are set to provide competitive levels of compensation. The Committee determines base salaries by considering a variety of factors, including individual and corporate performance and achievements, the strategic value of the position and current compensation practices of other peer group bank companies. While the Committee considers all of these factors, it ultimately determines annual base salaries, in its judgment, based on what it considers to be reasonable and appropriate for the Company.

Longer-Term Equity-Based Incentives. A portion of compensation is also linked to individual and corporate performance through restricted stock compensation awards. Other forms of equity-based compensation may be awarded by the Committee. Awards under Macatawa’s equity-based compensation plan are designed to:

•	more closely align the executive officer with shareholder interests;
•	reward executive officers for individual and corporate performance and for building shareholder value; and
•	provide executive officers the opportunity to build ownership in the Company.

The Committee believes that stock ownership by management is beneficial to shareholders. The Committee administers all aspects of equity based compensation and also has authority to determine the individuals to whom and the terms upon which equity-based compensation awards are granted.

In 2012, the Company  implemented a market-competitive formula approach for awarding equity-based compensation. For each named executive officer, the Committee established a target for equity-based compensation based on a percentage of base salary. The percentage of base salary for each named executive officer was as follows: Mr. Haan – 35%, Mr. Swets - 25%, Mr. Hankinson 20%, Mr. Hoeksema 20%, Ms. Walcott 20%.  In 2013, these targets changed to the following:  Mr. Haan 50%, Mr. Swets - 35%, Mr. Hankinson 30%, Mr. Hoeksema 30%, Ms. Walcott 30%. In 2014, these targets changed to the following:  Mr. Haan – 50%, Mr. Swets - 35%, Mr. Hankinson 35%, Mr. Hoeksema 35%, Ms. Walcott 35%.

The Committee considers each named executive officer's position and its attendant duties, responsibilities and authority when setting the target equity compensation value. The Company calculates the number of longer-term equity-based incentive awards granted utilizing the fair value of the awards as of the date of grant in accordance with the same standard applied for financial accounting purposes.

Ultimately, the Committee retains discretion to award equity-based compensation at levels it determines in its judgment based on a number of factors, including individual and corporate performance.

In 2014, the Committee granted 41,500 restricted shares to the named executive officers. The restricted shares vest equally over three years.  Shares will vest if the executive officer is fully employed with the Company at the time of vesting.

Retirement Plans. Macatawa has a 401(k) savings plan with a safe harbor match that covers all employees. The Committee believes that Macatawa’s retirement plans encourage long-term commitment by the Company’s officers and assist Macatawa in attracting and retaining talented executives. Effective January 1, 2013, the Company reinstated matching contributions equal to 100% of the first 3% of employee contributions and 50% of the employee contributions in excess of 3%, up to 5%.

Discretionary Bonuses. The Committee may award discretionary bonuses to executive officers on a case-by-case basis to reward the individual for the Company’s overall performance, taking into consideration individual performance. No discretionary bonuses were approved for the named executive officers in 2013 or 2014.

Summary Compensation Table

The following table shows information concerning the compensation earned by the Chief Executive Officer, the Chief Financial Officer and each of the Company’s three most highly compensated executive officers other than the Chief Executive Officer and the Chief Financial Officer who were serving as executive officers as of December 31, 2014 (the officers identified in the table below are referred to in this proxy statement as the "named executive officers").

	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Nonequity Incentive Plan Compen- sation	All Other Compensation ($)(3)	Total ($)

Ronald L. Haan Chief Executive Officer and President and a director of the Company and the Bank	2014 2013 2012	375,000 350,000 275,231	0 0 25,000	81,280 164,480 92,800	0 0 0	0 0 0	15,039 15,039 2,322	471,319 529,519 395,353
Jon W. Swets Senior Vice President and Chief Financial Officer of the Company and the Bank	2014 2013 2012	230,000 230,000 202,923	0 0 0	43,180 87,380 49,300	0 0 0	0 0 0	9,938 9,938 642	283,118 327,318 252,865
Craig A. Hankinson Senior Vice President of the Company and Chief Credit Officer of the Bank	2014 2013 2012	190,000 183,600 182,631	0 0 0	30,480 61,680 34,800	0 0 0	0 0 0	8,194 7,916 569	228,674 253,196 218,000
Jill A. Walcott(4) Senior Vice President of the Company and Senior Retail Banking Officer for the Bank	2014 2013	175,000 175,000	0 0	27,940 56,540	0 0	0 0	7,540 7,540	210,480 239,080
Matthew D. Hoeksema(4) Senior Vice President of the Company and Head of Commercial Banking for the Bank	2014 2013	175,000 175,000	0 0	27,940 56,540	0 0	0 0	360 2,783	203,300 234,323

(1)	Includes salary deferred under the Company’s 401(k) savings plan.
(2)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R). Assumptions used in the calculation of these amounts are included in the Notes to the Company's audited financial statements for the year ended December 31, 2014. The stock awards were granted on November 20, 2014, vest at a rate of one-third each year beginning on November 20, 2015, and fully vest on November 20, 2017. Before vesting, the shares are subject to restrictions as provided in the 2006 Stock Compensation Plan.
(3)	Includes term life insurance premiums paid for the benefit of the named executive officers and employer contributions to the Company’s 401(k) savings plan. Employer contributions to the Company’s 401(k) savings plan in 2014 for Mr. Haan were $11,475.
(4)	Ms. Walcott and Mr. Hoeksema were not named executive officers in 2012.

Grants of Plan-Based Awards

The following table provides information concerning shares of restricted stock granted during 2014.  No other types of plan-based awards were granted during 2014.

Name	Grant Date	Stock Awards: Number of Shares of Stock or Units (1) (#)	Grant Date Fair Value of Stock Awards (2) ($)
Ronald L. Haan	11/20/14	16,000	81,280
Jon W. Swets	11/20/14	8,500	43,180
Craig A. Hankinson	11/20/14	6,000	30,480
Matthew D. Hoeksema	11/20/14	5,500	27,940
Jill A. Walcott	11/20/14	5,500	27,940

(1)	Shares of restricted stock which vest at a rate of one-third each year on the award date anniversary over three years. Before vesting, the shares are subject to restrictions as provided in the 2006 Stock Compensation Plan. Restricted stock that does not vest will be forfeited.
(2)	Amounts in this column reflect the grant date fair value computed in accordance with FASB ASC Topic 718 (formerly FAS 123R).

Option Exercises and Stock Vested

The following table provides information concerning shares of restricted stock vested during 2014.

	Option Awards(1)		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(3)
Ronald L. Haan	---	---	21,333	110,293
Jon W. Swets	---	---	11,333	58,593
Craig A. Hankinson	---	---	8,000	41,360
Matthew D. Hoeksema	---	---	7,333	37,913
Jill A. Walcott	---	---	7,333	37,913

(1)	None of the named executive officers exercised any stock options in 2014.
(2)
The number of shares shown is the gross number of shares covered by awards vested. Shares for the required tax withholding (if elected by the officer) will be deducted from the gross number of shares vested, resulting in a smaller number of shares issued.

(3)
The dollar values reported in this column were calculated using the closing price of Macatawa’s common stock on vesting dates of November 21, 2014 and December 20, 2014 at $5.06 and $5.28 per share, respectively.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information concerning outstanding equity awards for each named executive officer as of December 31, 2014:

		Option Awards					Stock Awards(1)
Name	Award Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)

Ronald L. Haan	09/12/2005 12/14/2005 12/21/2006 01/17/2008 12/20/2012 11/21/2013 11/20/2014	57,878 9,920 9,974 20,000 - - -	- - - - - - -	- - - - - - -	$21.22 $22.77 $19.52 $8.57 - - -	09/12/2015 12/14/2015 12/21/2016 01/17/2018 - - -	10,667 21,334 16,000	58,028 116,057 87,040
Jon W. Swets	12/14/2005 12/21/2006 01/17/2008 12/20/2012 11/21/2013 11/20/2014	8,266 8,399 15,000 - - -	- - - - - -	- - - - - -	$22.77 $19.52 $8.57 - - -	12/14/2015 12/21/2016 01/17/2018 - - -	5,667 11,334 8,500	30,828 61,657 46,240
Craig A. Hankinson	12/20/2012 11/21/2013 11/20/2014	- - -	- - -	- - -	- - -	- - -	4,000 8,000 6,000	21,760 43,520 32,640
Matthew D. Hoeksema	12/14/2005 12/20/2012 11/21/2013 11/20/2014	992 - - -	- - - -	- - - -	$22.77 - - -	12/14/2015 - - -	3,667 7,334 5,500	19,948 39,897 29,920
Jill A. Walcott	12/14/2005 12/21/2006 01/17/2008 12/20/2012 11/21/2013 11/20/2014	6,612 6,824 10,000 - - -	- - - - - -	- - - - - -	$22.77 $19.52 $8.57 - - -	12/14/2015 12/21/2016 01/17/2018 - - -	3,667 7,334 5,500	19,948 39,897 29,920

(1)	Stock awards are shares of restricted stock, which vest at a rate of one-third each year on the award date anniversary over three years.
(2)	Computed by multiplying the number of shares that have not vested by the per share closing price of Company common stock on December 31, 2014 of $5.44.

Retirement, Termination or Change in Control Payments

The Company sponsors a 401(k) savings plan which covers substantially all employees. Employees may elect to contribute to the plan up to the maximum percentage of compensation and dollar amount subject to statutory limitations.  Effective January 1, 2013, the Company reinstated matching contributions equal to 100% of the first 3% of employee contributions and 50% of the employee contributions in excess of 3%, up to 5%.

Named executive officers may participate in the Company's 401(k) savings plan, which will provide payment following retirement dependent on contributions by the officer and the Company during their term as an employee. Named executive officers are not eligible for any other Company benefits following resignation, retirement, termination of employment or change in control.

Upon a change of control (as defined in the Macatawa Bank Corporation 2006 Stock Compensation Plan) of the Company, all unvested restricted stock awards would fully vest and all restrictions would immediately cease.  Assuming a change of control of the Company occurred on December 31, 2014, the number of shares of restricted stock that would have vested and the value that would have been realized by each named executive officer upon such vesting is reported in the columns entitled "Number of Shares or Units of Stock That Have Not Vested" and "Market Value of Shares or Units That Have Not Vested" in the "Outstanding Equity Awards at Fiscal Year-End" table above, and is here incorporated by reference.

Compensation of Directors

During 2014, non-employee directors of the Company and the Bank received compensation according to the following fee structure.  Employee directors did not receive any compensation for their service as a director during 2014.

Director Fee Structure for the Company

●	Annual cash retainer of $5,000.
●	Per meeting fee of $750.
●	Audit Committee annual fee of $2,000 (instead of per meeting fee).
●	Compensation Committee per meeting fee of $450.
●	Governance Committee per meeting fee of $450.

Director Fee Structure for the Bank

●	Annual cash retainer of $10,000.
●	Per meeting fee of $750.
●	Loan Committee annual fee of $3,000 (instead of per meeting fee).
●	Trust Committee annual fee of $1,000 (instead of per meeting fee).
●	Asset Liability Management Committee annual fee of $1,000 (instead of per meeting fee).

The Company's Chairman of the Board, Mr. Richard L. Postma, does not accept compensation of any kind for his service as a director or as Chairman of the Board of the Company or the Bank.

The following table sets forth the compensation paid to Company directors for services rendered during 2014.

Name	Year	Fees Earned or Paid in Cash ($)(1)	Stock or Option Awards ($)(2)	All Other Compen-sation($)	Total($)
Mark J. Bugge (3)	2014	35,750	5,080	---	40,830
Wayne J. Elhart	2014	38,650	5,080	---	43,730
Charles A Geenen	2014	37,150	5,080	---	42,230
Robert L. Herr	2014	41,650	5,080	---	46,730
Birgit M. Klohs	2014	33,250	5,080	---	38,330
Arend D. Lubbers	2014	33,150	5,080	---	38,230
Douglas B. Padnos	2014	36,150	5,080	---	41,230
Richard L. Postma	2014	---	---	---	---
Thomas P. Rosenbach	2014	39,650	5,080	---	44,730
Thomas J. Wesholski	2014	40,750	5,080	---	45,830

(1)	Amounts in this column reflect amounts paid in cash for services as a director in 2014.
(2)	Stock option awards were not granted in 2014. The aggregate number of stock option awards outstanding at December 31, 2014 for each named director were as follows: Mr. Lubbers 8,268. On November 20, 2014, each director (except Mr. Postma who does not accept any compensation for his services as a director) was granted a 1,000 share restricted stock award. These awards vest at a rate of one-third each year beginning on November 20, 2015, and fully vest on November 20, 2017. Before vesting, the shares are subject to restrictions as provided in the 2006 Directors' Stock Compensation Plan.
(3)	Compensation was paid to VA Enterprises for Mr. Bugge’s services as a director.

Compensation Committee Interlocks and Insider Participation

Richard L. Postma, Wayne J. Elhart, Charles A. Geenen, Robert L. Herr, Douglas B. Padnos, Thomas P. Rosenbach and Arend D. Lubbers served as members of the Compensation Committee in 2014.  None of the members of the Compensation Committee was an officer or employee of Macatawa or formerly an officer of Macatawa.  None of Macatawa's executive officers served as a member of a compensation committee (or a board committee performing a similar function) for another entity, or served as a director of another entity with an executive officer that serves on the Macatawa Compensation Committee.

Compensation Committee Report

The following is the report of the Compensation Committee. The information contained in this report shall not be deemed "soliciting material" or otherwise considered "filed" with the SEC, and such information shall not be incorporated by reference into any future filing under the Securities Act of 1933 (the "Securities Act") or the Securities Exchange Act of 1934 (the "Exchange Act") except to the extent that the Company specifically incorporates such information by reference in such filing.

The Compensation Committee has reviewed and discussed with management the information provided under the heading "Compensation Discussion and Analysis."  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in Macatawa's annual report on Form 10-K and proxy statement.

Respectfully submitted,

Richard L. Postma,	Wayne J. Elhart	Charles A. Geenen

Chairman Robert L. Herr	Douglas B. Padnos	Thomas P. Rosenbach

Arend D. Lubbers

Ownership of Macatawa Stock

Five Percent Shareholders

The following table sets forth the number of shares of Macatawa common stock reported to be beneficially owned by each person or group which is known to the Company to be a beneficial owner of 5% or more of Macatawa's outstanding shares of common stock as of December 31, 2014.

Name of Beneficial Owner	Sole Voting Power	Sole Dispositive Power	Shared Voting or Dispositive Power	Total Beneficial Ownership	Percent of Class(1)

White Bay Capital, LLLP(2)(3) 3133 Orchard Vista Drive, S.E. Grand Rapids, Michigan 49546	5,277,708	5,277,708	0	5,277,708	15.6%

(1)	The percentages set forth in this column were calculated on the basis of 33,866,789 shares of common stock outstanding as of December 31, 2014.
(2)	Based on a Form 4 dated February 10, 2015 filed by White Bay Capital, LLLP. The Stephen A. Van Andel 2009 WBC Trust is the general partner of White Bay Capital, LLLP. Stephen A. Van Andel is the sole trustee of the Trust and has the authority to vote its common stock. The Company is not responsible for the accuracy of this information.

Ownership of Management

The table below sets forth the number of shares of Macatawa common stock that each of our directors and nominees for director, each named executive officer in the Summary Compensation Table above, and all directors, nominees for director and named executive officers of Macatawa as a group are deemed to have beneficially owned as of December 31, 2014.  Ownership of less than 1% of the outstanding shares of common stock is indicated by asterisk.

	Amount and Nature of Beneficial Ownership(1)
Name of Beneficial Owner	Sole Voting and Dispositive Power(2)	Shared Voting or Dispositive Power(3)	Total Beneficial Ownership(2)	Percent of Class(4)

Mark J. Bugge	172	0	172	*
Wayne J. Elhart	2,464	72,104	74,568	*
Charles A. Geenen	112,922	0	112,922	*
Ronald L. Haan	310,810	21,408	332,218	*
Craig A. Hankinson	27,381	7,500	34,881	*
Robert L. Herr	2,000	12,000	14,000	*
Matthew D. Hoeksema	48,578	0	48,578	*
Birgit M. Klohs	4,567	0	4,567	*
Arend D. Lubbers.	15,924	8,260	24,184	*
Douglas B. Padnos	107,385	15,781	123,166	*
Richard L. Postma	1,576,462	0	1,576,462	4.6%
Thomas P. Rosenbach	38,000	0	38,000	*
Jon W. Swets	119,300	1,995	121,295	*
Jill A. Walcott	83,776	0	83,776	*
Thomas J. Wesholski	1,000	21,612	22,612	*
All directors, nominees and executive officers as a group (15 persons)	2,450,741	160,660	2,611,401	7.7%

(1)	The number of shares stated is based on information provided by each person listed and includes shares personally owned by the person and shares which, under applicable regulations, are considered to be otherwise beneficially owned by the person as of December 31, 2014.
(2)	These numbers include shares held directly and shares subject to options that are currently exercisable or that will be exercisable within 60 days after December 31, 2014. Each listed person with such stock options and the number of shares subject to such stock options is shown in the chart below:

Stock Options

Mark J. Bugge	0
Wayne J. Elhart	0
Charles A. Geenen	0
Ronald L. Haan	97,772
Craig A. Hankinson	0
Robert L. Herr	0
Matthew D. Hoeksema	992
Birgit M. Klohs	0
Arend D. Lubbers.	8,268
Douglas B. Padnos	0
Richard L. Postma	0
Thomas P. Rosenbach	0
Jon W. Swets	31,665
Jill A. Walcott	23,436
Thomas J. Wesholski	0

All directors, nominees and executive officers as a group (15 persons)	162,133

(3)	These numbers include shares over which the listed person is legally entitled to share voting or dispositive power by reason of joint ownership, trust or other contract or property right, and shares held by spouses, children or other relatives over whom the listed person may have influence by reason of relationship.
(4)	The percentages set forth in this column were calculated on the basis of 33,866,789 shares of common stock outstanding as of December 31, 2014, plus shares of common stock subject to options held by the applicable listed person or persons that are currently exercisable or that will be exercisable within 60 days after December 31, 2014.

Transactions with Related Persons

Directors, officers, principal shareholders and their associates and family members were customers of, and had transactions (including loans and loan commitments) with, the Bank in the ordinary course of business during 2014. All such loans and commitments were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons not related to the Bank and did not involve more than a normal risk of collectability or present other unfavorable features. Similar transactions may be expected to take place in the ordinary course of business in the future. None of these loan relationships presently in effect are in default as of the date of this proxy statement.

The Audit Committee Charter requires the Audit Committee to review and approve all transactions between the Company and related persons which are required to be reported under Securities and Exchange Commission Regulation S-K, Item 404.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires Macatawa's directors and officers and persons who beneficially own more than 10% of the outstanding shares of Macatawa common stock to file reports of ownership and changes in ownership of shares of common stock with the SEC.  Directors, officers and greater than 10% beneficial owners are required by SEC regulations to furnish Macatawa with copies of all Section 16(a) reports they file with the SEC.  Based solely on our review of the copies of such reports received by us, or written representations from certain reporting persons that no reports on Form 5 were required for those persons for 2014, we believe that all reports were filed by such persons during the last fiscal year, except as follows:  A single Form 4 reporting a single transaction was filed late by the Company on behalf of each of Mr. Geenen and Ms. Klohs.  A Form 3 required to report a single transaction which caused White Bay Capital, LLLP to become beneficial owner of more than 10% of the Company's common stock was filed late, although the transaction itself was timely reported in a Schedule 13D filing.  Forms 4 required to report two additional acquisitions of shares in 2014 by White Bay Capital, LLLP were filed late.

Shareholder Proposals

Any proposal of a shareholder intended to be presented for action at the 2016 annual meeting of the Company must be received by the Company before November 20, 2015, if the shareholder wishes the proposal to be included in the Company's proxy materials for that meeting.  For all other proposals, notice must be received by the Company, before March 6, 2016 but after February 4, 2016.  All proposals must be mailed to the Company at P.O. Box 3119, Holland, Michigan 49422-3119.

Solicitation of Proxies

We will initially solicit proxies by mail.  In addition, directors, officers and associates of Macatawa and its subsidiaries may solicit proxies by telephone or facsimile or in person without additional compensation.  Proxies may be solicited by nominees and other fiduciaries who may mail materials to or otherwise communicate with the beneficial owners of shares held by them.  We will bear all costs of the preparation and solicitation of proxies, including the charges and expenses of brokerage firms, banks, trustees or other nominees for forwarding proxy materials to beneficial owners.

Additional Information

An Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements and the financial statement schedules, will be provided free of charge to shareholders upon written request. Write to Macatawa Bank Corporation, Attention: Jon W. Swets, Secretary, P.O. Box 3119, Holland, Michigan 49422-3119.  The Form 10-K may also be accessed under the "Investor Info" section of our website, www.macatawabank.com, by clicking the "Corporate Documents – Documents|SEC Filings|Annual Report" link.  The Form 10-K and certain other periodic filings are filed with the SEC. The SEC maintains an Internet web site that contains reports and other information regarding companies, including the Company, that file electronically. The SEC's web site address is http:\\www.sec.gov.

As permitted by Securities and Exchange Commission rules, only one copy of this 2015 Proxy Statement and the 2014 Annual Report to Shareholders is being delivered to multiple shareholders sharing the same address who have notified us of their election to receive only one copy of such documents. We will deliver on a one-time basis, promptly upon written or oral request from a shareholder at a shared address, a separate copy of our 2015 Proxy Statement and the 2014 Annual Report to Shareholders. Shareholders sharing an address who are currently receiving multiple copies of the proxy statement and annual report to shareholders may instruct us to deliver a single copy of such documents on an ongoing basis. Such instructions must be in writing, must be signed by each shareholder who is currently receiving a separate copy of the documents, and will continue in effect unless and until we receive contrary instructions as provided below. Any shareholder sharing an address may request to receive and instruct us to send separate copies of the proxy statement and annual report to shareholders on an ongoing basis by written or oral request. We will begin sending separate copies of such documents within thirty days of receipt of such instructions. All requests or instructions should be addressed to Macatawa Bank Corporation, Attn: Bryan Barker, 10753 Macatawa Drive, Holland, Michigan 49424.

BY ORDER OF THE BOARD OF DIRECTORS
Jon W. Swets
Secretary
March 20, 2015

Your vote is important.  Even if you plan to attend the meeting, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY.  See the information in the Introduction section of our proxy statement regarding how to revoke a proxy and how to vote in person.

APPENDIX A

MACATAWA BANK CORPORATION
STOCK INCENTIVE PLAN OF 2015

SECTION 1

Establishment of Plan; Purpose of Plan

1.1        Establishment of Plan.  The Company hereby establishes the STOCK INCENTIVE PLAN OF 2015 for its directors, corporate and Subsidiary officers and other key employees. The Plan permits the grant and award of Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Stock Awards and other stock-based and stock-related awards.

1.2        Purpose of Plan.  The purpose of the Plan is to provide Participants with an increased incentive to contribute to the long-term performance and growth of the Company and its Subsidiaries, to join the interests of Participants with the interests of the Company’s shareholders through the opportunity for increased stock ownership and to attract and retain Participants. The Plan is further intended to provide flexibility to the Company in structuring long-term incentive compensation to best promote the foregoing objectives. Within that context, it is intended that the Plan may provide performance-based compensation under Section 162(m) of the Code and the Plan shall be interpreted, administered and amended to achieve that purpose.

SECTION 2

Definitions

The following words have the following meanings unless a different meaning plainly is required by the context:

2.1        “Act” means the Securities Exchange Act of 1934, as amended.

2.2        “Affiliate” means any organization controlling, controlled by or under common control with the Company.

2.3        “Board” means the Board of Directors of the Company.

2.4 “Change in Control,” unless otherwise defined in an Incentive Award agreement, means an occurrence of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A issued under the Act. Without limiting the inclusiveness of the definition in the preceding sentence, a Change in Control of the Company shall be deemed to have occurred as of the first day that any one or more of the following conditions is satisfied: (a) any Person is or becomes the "beneficial owner" (as defined in Rule 13d‑3 under the Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities; (b) the failure at any time of the Continuing Directors to constitute at least a majority of the Board; or (c) any of the following occur: (i) any merger or consolidation of the Company, other than a merger or consolidation in which the voting securities of the Company immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or being converted into securities of the surviving entity) 60% or more of the combined voting power of the Company or surviving entity immediately after the merger or consolidation with another entity; (ii) any sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of assets or earning power aggregating more than 50% of the assets or earning power of the Company on a consolidated basis; (iii) any complete liquidation or dissolution of the Company; (iv) any reorganization, reverse stock split or recapitalization of the Company which would result in a Change in Control as otherwise defined in this Plan; or (v) any transaction or series of related transactions having, directly or indirectly, the same effect as any of the foregoing.

2.5        “Code” means the Internal Revenue Code of 1986, as amended. Each reference in this Plan to a section or sections of the Code, unless otherwise noted, shall be deemed to include a reference to the rules and regulations issued under such section or sections of the Code.

2.6        “Committee” means the Compensation Committee of the Board or such other committee as the Board may designate from time to time.  The Committee shall consist of at least three members of the Board and all of its members shall be “non-employee directors” as defined in Rule 16b-3 issued under the Act and “outside directors” as defined in Section 162(m) of the Code.

2.7        “Common Stock” means the Company’s common stock, no par value per share.

2.8        “Company” means Macatawa Bank Corporation, a Michigan corporation, and its successors and assigns.

2.9        “Continuing Directors” means the individuals who were either (a) first elected or appointed as a Director prior to May 5, 2015, or such later date as the Plan is approved by the Corporation’s shareholders, or (b) subsequently appointed as a Director, if appointed or nominated by at least a majority of the Continuing Directors in office at the time of the nomination or appointment, but specifically excluding any individual whose initial assumption of office occurs as a result of either an actual or threatened solicitation subject to Rule 14a-12(c) of Regulation 14A issued under the Act or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.

2.10      “Covered Employee” means any Employee who is or may become a “Covered Employee,” as defined in Section 162(m) of the Code, and who is designated, either as an individual Employee or class of Employees, by the Committee within the shorter of (i) 90 days after the beginning of the Performance Period, or (ii) the period of time after the beginning of the Performance Period and before 25% of the Performance Period has elapsed, as a “Covered Employee” under this Plan for such applicable Performance Period.

2.11      “Director” means a member of the Board.

2.12      “Disability” means an inability of a Participant to perform his or her employment or Director duties due to physical or mental disability for a continuous period of 180 days or longer and the Participant is eligible for benefits under the Company’s long-term disability policy.

2.13      “Employee” means an employee of the Company or one of its Subsidiaries or Affiliates.

2.14      “Incentive Award” means the award or grant of a Stock Option, a Stock Appreciation Right, Restricted Stock, a Restricted Stock Unit, a Stock Award, or another stock-based or stock-related award, to a Participant pursuant to the Plan.

2.15      “Market Value” shall equal the closing market price of shares of Common Stock reported on NASDAQ (or any successor exchange or system that is the primary stock exchange or system for trading of Common Stock) on the date of grant, exercise or vesting, as applicable, or if NASDAQ (or any such successor) is closed on that date, the last preceding date on which NASDAQ (or any such successor) was open for trading and on which shares of Common Stock were traded.  If the Common Stock is not readily tradable on an established securities market, the Market Value shall be determined by any means deemed fair and reasonable by the Committee, taking into account such factors as it considers advisable in a manner consistent with the valuation principles of Section 409A of the Code, except when the Committee expressly determines not to use Section 409A valuation principles, which determination shall be final and binding on all parties.

2.16      “Mature Shares” means shares of Common Stock that a Participant has owned for at least six months and that meet any other holding requirements established by the Committee for the shares to be used for attestation.

2.17      “NASDAQ” means The NASDAQ Stock Market.

2.18      “Participant” means a corporate officer, Director or any key employee of the Company or its Subsidiaries who is granted an Incentive Award under the Plan.

2.19      “Performance” means the level of achievement of the performance goals established by the Committee pursuant to Section 10.1.

2.20      “Performance Measures” means measures as described in Section 10 on which the performance goals are based.

2.21      “Performance Period” means the period of time during which the performance goals must be met to determine the degree of payout, the vesting, or both, with respect to an Incentive Award that is intended to qualify as Performance-Based Compensation.

2.22      “Performance-Based Compensation” means compensation under an Incentive Award that satisfies the requirements of Section 162(m) of the Code for certain “performance-based compensation” paid to Covered Employees.  Notwithstanding the foregoing, nothing in this Plan shall be construed to mean that an Incentive Award which does not satisfy the requirements for performance-based compensation under Section 162(m) of the Code does not constitute performance-based compensation for other purposes, including Section 409A of the Code.

2.23      “Person” has the same meaning as set forth in Sections 13(d) and 14(d)(2) of the Act.

2.24      “Plan” means the Macatawa Bank Corporation Stock Incentive Plan of 2015 as set forth herein, as it may be amended from time to time.

2.25      “Prior Plans” means the Macatawa Bank Corporation 2006 Stock Compensation Plan and the Macatawa Bank Corporation 2006 Directors’ Stock Compensation Plan

2.26      “Restricted Period” means the period of time during which Restricted Stock, Restricted Stock Units or other stock-based or stock-related awards that are awarded under the Plan are subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Sections 7 or 8.  The Restricted Period may differ among Participants and may have different expiration dates with respect to shares of Common Stock covered by the same Incentive Award.

2.27      “Restricted Stock” means Common Stock awarded to a Participant pursuant to Section 7 of the Plan while such Common Stock remains subject to the risk of forfeiture, restrictions on transfer and other restrictions or conditions pursuant to Section 7.

2.28      “Restricted Stock Unit” means an award to a Participant pursuant to Section 7 of the Plan and described as a “Restricted Stock Unit” in Section 7.

2.29      “Retirement” for an employee means the voluntary termination of all employment by the Participant either (i) on or after attaining the full retirement age necessary for purposes of Social Security retirement benefits (“Regular Retirement”), or (ii) on or after age 62 with five or more years of service, on or after age 60 with ten or more years of service, or on or after age 58 with fifteen or more years of service (“Early Retirement”), or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.  “Retirement” for a Director means the cessation of the Director’s service on the Board at the end of the Director’s term on the Board when the Director is not nominated for reelection to the Board, or as otherwise may be set forth in the Incentive Award agreement or other grant document with respect to a Participant and a particular Incentive Award.

2.30      “Stock Appreciation Right” or “SAR” means any right granted to a Participant pursuant to Section 6 of the Plan.

2.31      “Stock Award” means an award of Common Stock awarded to a Participant pursuant to Section 8 of the Plan.

2.32      “Stock Option” means the right to purchase Common Stock at a stated price for a specified period of time. For purposes of the Plan, a Stock Option may be either an incentive stock option within the meaning of Section 422(b) of the Code or a nonqualified stock option.

2.33      “Subsidiary” means any corporation or other entity of which 50% or more of the outstanding voting stock or voting ownership interest is directly or indirectly owned or controlled by the Company or by one or more Subsidiaries of the Company.  The term “Subsidiary” includes present and future Subsidiaries of the Company.

2.34      “Termination” of employment shall be considered to occur on the date on which the Participant is no longer obligated to perform services for the Company or any of its Subsidiaries and the Participant’s right to re-employment is not guaranteed by statute, contract or written policy of the Company, regardless of whether the Participant continues to receive compensation from the Company or any of its Subsidiaries after such date and “Cessation” of service as a Director shall occur on the effective date of the removal or resignation of the Director from the Board.

The following shall not be considered a termination of employment or cessation of service as a director: (i) a transfer of an employee among the Company and its Subsidiaries; (ii) a leave of absence, duly authorized in writing by the Company, for military service or for any other purpose approved by the Company if the period of such leave does not exceed 90 days; (iii) a leave of absence in excess of 90 days, duly authorized in writing by the Company, provided that the Participant’s right to re-employment or service as a Director is guaranteed by statute, contract or written policy of the Company; or (iv) a termination of employment as an officer with continued service as an Employee or Director.

SECTION 3

Administration

3.1        Power and Authority.  The Committee shall administer the Plan. The Committee may delegate any, some or all of its record keeping, calculation, payment and other ministerial or administrative authority and responsibility from time to time to and among one or more individuals, who may be members of the Committee or Employees, but all actions taken pursuant to delegated authority and responsibility shall be subject to such review, change and approval by the Committee as the Committee considers appropriate.  Except as limited in the Plan or as may be necessary to ensure, to the extent that the Committee so desires, that the Plan provides Performance-Based Compensation, the Committee shall have all of the express and implied powers and duties set forth in the Bylaws of the Company and the Plan, shall have full power and authority to interpret the provisions of the Plan and Incentive Awards granted under the Plan and shall have full power and authority to supervise the administration of the Plan and Incentive Awards granted under the Plan and to make all other determinations and do all things considered necessary or advisable for the administration of the Plan. All determinations, interpretations and selections made by the Committee regarding the Plan shall be final and conclusive. The Committee shall hold its meetings at such times and places as it considers advisable. Action may be taken by a written instrument signed by all of the members of the Committee and any action so taken shall be fully as effective as if it had been taken at a meeting duly called and held.  The Committee shall make such rules and regulations for the conduct of its business as it considers advisable.  Any action the Committee is authorized to take under the Plan may also be taken by the Board, except that any actions related to awards intended to qualify as Performance Based Compensation may only be taken by the Committee.  To the extent the Board takes action as the Committee under the prior sentence, any reference in the Plan to the Committee shall also include the Board.

3.2        Grants or Awards to Participants.  In accordance with and subject to the provisions of the Plan, the Committee shall have the authority to determine all provisions of Incentive Awards as the Committee may consider necessary or desirable and as are consistent with the terms of the Plan, including, without limitation, the following: (a) the persons who shall be selected as Participants; (b) the nature and, subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, extent of the Incentive Awards to be made to each Participant (including the number of shares of Common Stock to be subject to each Incentive Award, any exercise or purchase price, the manner in which an Incentive Award will vest or become exercisable and the form of payment for the Incentive Award); (c) the time or times when Incentive Awards will be granted; (d) the duration of each Incentive Award; and (e) the restrictions and other conditions to which payment or vesting of Incentive Awards may be subject.

3.3        Amendments or Modifications of Incentive Awards.  Subject to Section 3.4 and Section 12, the Committee shall have the authority to amend or modify the terms of any outstanding Incentive Award in any manner, provided that the amended or modified terms are not prohibited by the Plan as then in effect and provided such actions do not cause an Incentive Award not already subject to Section 409A of the Code to become subject to Section 409A of the Code, including, without limitation, the authority to: (a) modify the number of shares or other terms and conditions of an Incentive Award; provided that any increase in the number of shares of an Incentive Award other than pursuant to Section 4.3 shall be considered to be a new grant with respect to such additional shares for purposes of Section 409A of the Code and such new grant shall be made at Market Value on the date of grant; (b) extend the term of an Incentive Award to a date that is no later than the earlier of the latest date upon which the Incentive Award could have expired by its terms under any circumstances or the 10th anniversary of the date of grant (for purposes of clarity, as permitted under Section 409A of the Code, if the term of a Stock Option is extended at a time when the Stock Option exercise price equals or exceeds the Market Value, it will not be an extension of the term of the Stock Option, but instead will be treated as a modification of the Stock Option and a new Stock Option will be treated as having been granted); (c) accelerate the exercisability or vesting or otherwise terminate, waive or modify any restrictions relating to an Incentive Award; (d) accept the surrender of any outstanding Incentive Award; and (e) to the extent not previously exercised or vested, authorize the grant of new Incentive Awards in substitution for surrendered Incentive Awards; provided, however, that such grant of new Incentive Awards shall be considered to be a new grant for purposes of Section 409A of the Code and shall be made at Market Value on the date of grant.

3.4        Repricing Prohibited. Incentive Awards issued under the Plan may not be repriced, replaced, regranted through cancellation or modified without shareholder approval if the effect of such repricing, replacement, regrant or modification would be to reduce the exercise price or base price of such Incentive Awards to the same Participants.

3.5        Indemnification of Committee Members.  Neither any member or former member of the Committee, nor any individual or group to whom authority or responsibility is or has been delegated, shall be personally responsible or liable for any act or omission in connection with the performance of powers or duties or the exercise of discretion or judgment in the administration and implementation of the Plan.  Each person who is or shall have been a member of the Committee, and any other individual or group exercising delegated authority or responsibility with respect to the Plan, shall be indemnified and held harmless by the Company from and against any cost, liability or expense imposed or incurred in connection with such person’s or the Committee’s taking or failing to take any action under the Plan or the exercise of discretion or judgment in the administration and implementation of the Plan.  This Section 3.5 shall not be construed as limiting the Company’s or any Subsidiary’s ability to terminate or otherwise alter the terms and conditions of the employment of an individual or group exercising delegated authority or responsibility with respect to the Plan, or to discipline any such person.  Each such person shall be justified in relying on information furnished in connection with the Plan’s administration by any appropriate person or persons.

SECTION 4

Shares Subject to the Plan

4.1        Number of Shares.  Subject to adjustment as provided in Section 4.3 of the Plan,  the total number of shares available for Incentive Awards under the Plan shall be 1,500,000 shares of Common Stock; plus any shares subject to Incentive Awards that are canceled, surrendered, modified, exchanged for substitute Incentive Awards or that expire or terminate prior to the exercise or vesting of the Incentive Awards in full and shares that are surrendered to the Company in connection with the exercise or vesting of Incentive Awards, whether previously owned or otherwise subject to such Incentive Awards.  Such shares shall be authorized and may be unissued shares, shares issued and repurchased by the Company (including shares purchased on the open market), and shares issued and otherwise reacquired by the Company. Upon shareholder approval of this Plan, no further awards shall be made under the Prior Plans.

4.2        Limitation Upon Incentive Awards.  No Participant shall be granted, during any calendar year, Incentive Awards with respect to more than 25% of the total number of shares of Common Stock available for Incentive Awards under the Plan set forth in Section 4.1 of the Plan, subject to adjustment as provided in Section 4.3 of the Plan, but only to the extent that such adjustment will not affect the status of any Incentive Award theretofore issued or that may thereafter be issued as Performance-Based Compensation.  The purpose of this Section 4.2 is to ensure that the Plan may provide Performance-Based Compensation and this Section 4.2 shall be interpreted, administered and amended if necessary to achieve that purpose.

4.3	Adjustments.

  (a)          Stock Dividends and Distributions.  If the number of shares of Common Stock outstanding changes by reason of a stock dividend, stock split, recapitalization or other general distribution of Common Stock or other securities to holders of Common Stock, the number and kind of securities subject to outstanding Incentive Awards and available for issuance under the Plan, together with applicable exercise prices and base prices and the limitation provided in Section 4.2, shall be adjusted in such manner and at such time as shall be equitable under the circumstances.  No fractional shares shall be issued pursuant to the Plan and any fractional shares resulting from such adjustments shall be eliminated from the respective Incentive Awards.

  (b)         Other Actions Affecting Common Stock.  If there occurs, other than as described in Section 4.3(a), any merger, business combination, recapitalization, reclassification, subdivision or combination approved by the Board that would result in the persons who were shareholders of the Company immediately prior to the effective time of any such transaction owning or holding, in lieu of or in addition to shares of Common Stock, other securities, money and/or property (or the right to receive other securities, money and/or property) immediately after the effective time of such transaction, then the outstanding Incentive Awards (including exercise prices and base prices) and reserves for Incentive Awards under the Plan shall be adjusted in such manner and at such time as shall be equitable under the circumstances.  It is intended that in the event of any such transaction, Incentive Awards under the Plan shall entitle the holder of each Incentive Award to receive (upon exercise in the case of Stock Options and SARs), in lieu of or in addition to shares of Common Stock, any other securities, money and/or property receivable upon consummation of any such transaction by holders of Common Stock with respect to each share of Common Stock outstanding immediately prior to the effective time of such transaction; upon any such adjustment, holders of Incentive Awards under the Plan shall have only the right to receive in lieu of or in addition to shares of Common Stock such other securities, money and/or other property as provided by the adjustment.

SECTION 5

Stock Options

5.1         Grant.  A Participant may be granted one or more Stock Options under the Plan. No Participant shall have any rights as a shareholder with respect to any shares of stock subject to Stock Options granted hereunder until such shares have been issued.  For purposes of determining the number of shares available under the Plan, each Stock Option shall count as the number of shares of Common Stock subject to the Stock Option.  Stock Options shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. In addition, the Committee may vary, among Participants and among Stock Options granted to the same Participant, any and all of the terms and conditions of the Stock Options granted under the Plan.  Subject to the limitation imposed by Section 4.2 of the Plan, the Committee shall have complete discretion in determining the number of Stock Options granted to each Participant.  The Committee may designate whether or not a Stock Option is to be considered an incentive stock option as defined in Section 422(b) of the Code; provided, that the number of shares of Common Stock that may be designated as subject to incentive stock options for any given Participant shall be limited to that number of shares that become exercisable for the first time by the Participant during any calendar year (under all plans of the Company and its Subsidiaries) and have an aggregate Market Value less than or equal to $100,000 (or such other amount as may be set forth in relevant sections of the Code) and all shares subject to an Incentive Award that have a Market Value in excess of such aggregate amount shall automatically be subject to Stock Options that are not incentive stock options. No Stock Option granted to a Director who is not an Employee shall be considered an incentive stock option under Section 422(b) of the Code.

5.2        Stock Option Agreements.  Stock Options shall be evidenced by stock option agreements, certificates of award, or both, containing the terms and conditions applicable to such Stock Options.  To the extent not covered by a stock option agreement or certificate of award, the terms and conditions of this Section 5 shall govern.

5.3        Stock Option Exercise Price.  The per share Stock Option exercise price shall be determined by the Committee, but shall be a price that is equal to or greater than 100% of the Market Value on the date of grant (or such higher amount as may be necessary under Section 5.5 below).  The date of grant of a Stock Option shall be the date the Stock Option is authorized by the Committee or a future date specified by the Committee as the date for issuing the Stock Option.

5.4        Medium and Time of Payment.  The exercise price for each share purchased pursuant to a Stock Option granted under the Plan shall be payable in cash or, if the Committee consents or provides in the applicable stock option agreement or grant, in shares of Common Stock or other consideration substantially equivalent to cash.  The Committee may require that only Mature Shares be used to pay the exercise price.  The time and terms of payment may be amended with the consent of a Participant before or after exercise of a Stock Option, provided that such amendment would not cause a Stock Option to become subject to Section 409A of the Code.  Except as limited by the Act, the Sarbanes-Oxley Act of 2002 or other laws, rules or regulations, the Committee may from time to time authorize payment of all or a portion of the Stock Option exercise price in the form of a promissory note or other deferred payment installments according to such terms as the Committee may approve; provided, however, that such promissory note or other deferred payment installments shall be with full recourse and shall bear a market rate of interest.  The Board may restrict or suspend the power of the Committee to permit such loans and may require that adequate security be provided.  The Committee may implement a program for the broker-assisted cashless exercise of Stock Options.

5.5        Stock Options Granted to 10% Shareholders. No Stock Option granted to any Participant who at the time of such grant owns, together with stock attributed to such Participant under Section 424(d) of the Code, more than 10% of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries may be designated as an incentive stock option, unless such Stock Option provides an exercise price equal to at least 110% of the Market Value on the date of grant and the exercise of the Stock Option after the expiration of five years from the date of grant of the Stock Option is prohibited by its terms.

5.6        Limits on Exercisability.  Stock Options shall be exercisable for such periods, not to exceed 10 years from the date of grant, as may be fixed by the Committee.  At the time of exercise of a Stock Option, the holder of the Stock Option, if requested by the Committee, must represent to the Company that the shares are being acquired for investment and not with a view to the distribution thereof.  The Committee may in its discretion require a Participant to continue the Participant’s service with the Company or its Subsidiaries for a certain length of time prior to a Stock Option becoming exercisable and may eliminate such delayed vesting provisions.

5.7        Termination of Employment or Director Status.  Unless the Committee otherwise consents or permits (before or after the stock option grant) or unless the stock option agreement or grant provides otherwise:

  (a)          General.  If a Participant is no longer employed by the Company or its Subsidiary for any reason or if a Director ceases to serve as a Director of the Company or one of its Subsidiaries for any reason, other than the Participant’s Retirement, death, Disability or termination for cause, the Participant may exercise his or her Stock Options in accordance with their terms for a period of three months after such termination of employment or Director status, but only to the extent the Participant was entitled to exercise the Stock Options on the date of termination.

  (b)         Death.  If a Participant dies either while an Employee or Director or otherwise during a time when the Participant could have exercised a Stock Option, the Stock Options issued to such Participant shall be exercisable in accordance with their terms by the personal representative of such Participant or other successor to the interest of the Participant for a period of one year after such Participant’s death to the extent that the Participant was entitled to exercise the Stock Options on the date of death or termination, whichever first occurred, but not beyond the original term of the Stock Options.

  (c)          Disability.  If a Participant ceases to be employed by the Company or one of its Subsidiaries, or a Director ceases to be a Director of the Company or one of its Subsidiaries, due to the Participant’s Disability, he or she may exercise his or her Stock Options in accordance with their terms for one year after he or she ceases to be employed or ceases to be a Director unless such Stock Options earlier expire by their terms, but only to the extent that the Participant was entitled to exercise the Stock Options on the date of such event and not beyond the original terms of the Stock Options.

  (d)         Participant Retirement.  If a Participant ceases to be employed by, or ceases to be a Director of, the Company or one of its Subsidiaries due to Retirement, the Participant may exercise his or her Stock Options in accordance with their terms after such termination of employment or cessation of service as a Director unless such Stock Options earlier expire by their terms.

  (e)          Termination for Cause.  If a Participant’s employment or service as a Director is terminated for cause, the Participant shall have no further right to exercise any Stock Options previously granted to him or her.  The Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

SECTION 6

Stock Appreciation Rights

6.1        Grant.  A Participant may be granted one or more Stock Appreciation Rights under the Plan and such SARs shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as shall be determined by the Committee in its sole discretion.  A SAR may relate to a particular Stock Option and may be granted simultaneously with or subsequent to the Stock Option to which it relates.  Except to the extent otherwise modified in the grant, (i) SARs not related to a Stock Option shall be granted subject to the same terms and conditions applicable to Stock Options as set forth in Section 5, and (ii) all SARs related to Stock Options granted under the Plan shall be granted subject to the same restrictions and conditions and shall have the same vesting, exercisability, forfeiture and termination provisions as the Stock Options to which they relate.  SARs may be subject to additional restrictions and conditions.  The per-share base price for exercise or settlement of SARs shall be determined by the Committee, but shall be a price that is equal to or greater than the Market Value of such shares on the date of the grant.  Other than as adjusted pursuant to Section 4.3, the base price of SARs may not be reduced without shareholder approval (including canceling previously awarded SARs and regranting them with a lower base price).

6.2         Exercise; Payment.  To the extent a SAR relates to a Stock Option, the SAR may be exercised only when the related Stock Option could be exercised and only when the Market Value of the shares subject to the Stock Option exceeds the exercise price of the Stock Option.  When a Participant exercises such SARs, the Stock Options related to such SARs shall automatically be cancelled with respect to an equal number of underlying shares.  Unless the Committee decides otherwise (in its sole discretion), SARs shall only be paid in cash or in shares of Common Stock.  For purposes of determining the number of shares available under the Plan, each Stock Appreciation Right shall count as one share of Common Stock, without regard to the number of shares, if any, that are issued upon the exercise of the Stock Appreciation Right and upon such payment.

SECTION 7

Restricted Stock and Restricted Stock Units

7.1         Grant.  Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, Restricted Stock and Restricted Stock Units may be granted to Participants under the Plan. Shares of Restricted Stock are shares of Common Stock the retention, vesting and/or transferability of which is subject, during specified periods of time, to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate.  Restricted Stock Units are Incentive Awards denominated in units of Common Stock under which the issuance of shares of Common Stock is subject to such conditions (including continued employment and/or achievement of performance goals established by the Committee) and terms as the Committee deems appropriate.  For purposes of determining the number of shares available under the Plan, each Restricted Stock Unit shall count as the number of shares of Common Stock subject to the Restricted Stock Unit.  Unless determined otherwise by the Committee, each Restricted Stock Unit shall be equal to one share of Common Stock and shall entitle a Participant to either shares of Common Stock or an amount of cash determined with reference to the value of shares of Common Stock.  To the extent determined by the Committee, Restricted Stock and Restricted Stock Units may be satisfied or settled in cash, in shares of Common Stock or in a combination thereof.  Restricted Stock Units shall be settled no later than the 15th day of the third month after the Restricted Stock Units vest.  Restricted Stock and Restricted Stock Units granted pursuant to the Plan need not be identical but shall be consistent with the terms of the Plan.  Subject to the requirements of applicable law, the Committee shall determine the price, if any, at which awards of Restricted Stock or Restricted Stock Units, or shares of Common Stock issuable pursuant to Restricted Stock Unit awards, shall be sold or awarded to a Participant, which may vary from time to time and among Participants.

7.2        Restricted Stock Agreements.  Awards of Restricted Stock and Restricted Stock Units shall be evidenced by restricted stock or restricted stock unit agreements or certificates of award containing such terms and conditions, consistent with the provisions of the Plan, as the Committee shall from time to time determine. Unless the restricted stock or restricted stock unit agreement or certificate of award provides otherwise, awards of Restricted Stock and Restricted Stock Units shall be subject to the terms and conditions set forth in this Section 7.

7.3         Vesting.  The grant, issuance, retention, vesting and settlement of shares of Restricted Stock and Restricted Stock Units shall occur at such time and in such installments as determined by the Committee or under criteria established by the Committee. The Committee shall have the right to make the timing of the grant and/or issuance of, the ability to retain and the vesting and/or the settlement of Restricted Stock Units and shares of Restricted Stock subject to continued employment, passage of time and/or such performance criteria as deemed appropriate by the Committee.

7.4         Termination of Employment or Director Status.  Unless the Committee otherwise consents or permits (before or after the grant of Restricted Stock or Restricted Stock Units) or unless the restricted stock or restricted stock unit agreement or grant provides otherwise:

  (a)          General.  If a Participant is no longer employed by the Company or its Subsidiary for any reason or if a Director ceases to serve as a Director of the Company or one of its Subsidiaries for any reason, other than death, Disability, Retirement or termination for cause, each share of Restricted Stock and Restricted Stock Unit still subject in full or in part to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.

  (b)          Retirement.  If a Participant who is an employee ceases to be employed by the Company or one of its Subsidiaries due to Regular Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to all remaining shares or Restricted Stock Units and those shares or Restricted Stock Units shall become immediately fully vested and nonforfeitable.

  If a Participant who is an employee ceases to be employed by the Company or one of its Subsidiaries due to Early Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of performance goals, then the restrictions shall not lapse until the end of the applicable performance period and then only after it is determined that the Company shall have attained such performance goals.  All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the Early Retirement of the Participant.

  If a Participant who is a Director ceases to be a Director of the Company or one of its Subsidiaries due to Retirement during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to all remaining shares or Restricted Stock Units and those shares or Restricted Stock Units shall become immediately fully vested and nonforfeitable.

  (c)          Death or Disability.  If a Participant ceases to be employed by the Company or one of its Subsidiaries, or a Director ceases to be a Director of the Company or one of its Subsidiaries, due to death or Disability during the Restricted Period, the restrictions remaining on any or all shares of Restricted Stock and Restricted Stock Units shall terminate automatically with respect to that respective number of such shares or Restricted Stock Units (rounded to the nearest whole number) equal to the respective total number of such shares or Restricted Stock Units granted to such Participant multiplied by the number of full months that have elapsed since the date of grant divided by the total number of full months in the respective Restricted Period; provided, that if such Restricted Stock or Restricted Stock Units are subject to attainment of performance goals, then the restrictions shall not lapse until the end of the applicable performance period and then only after it is determined that the Company shall have attained such performance goals.  All remaining shares of Restricted Stock and Restricted Stock Units shall be forfeited and returned to the Company; provided, that the Committee may, in its sole discretion, waive the restrictions remaining on any or all such remaining shares of Restricted Stock and Restricted Stock Units either before or after the death or Disability of the Participant.

  (d)          Termination for Cause.  If a Participant’s employment or service as a Director is terminated for cause, the Participant shall have no further right to receive any Restricted Stock or Restricted Stock Units and all Restricted Stock and Restricted Stock Units still subject to restrictions at the date of such termination shall automatically be forfeited and returned to the Company.  For purposes of the Plan, the Committee or officers designated by the Committee shall have absolute discretion to determine whether a termination is for cause.

7.5        Legending of Restricted Stock.  In addition to any other legend that may be set forth on a Participant’s share certificate, such certificates, if any, evidencing shares of Restricted Stock awarded pursuant to the Plan shall bear the following legend:

The shares represented by this certificate were issued subject to certain restrictions under the Macatawa Bank Corporation Stock Incentive Plan of 2015 (the “Plan”). This certificate is held subject to the terms and conditions contained in a restricted stock agreement that includes a prohibition against the sale or transfer of the stock represented by this certificate except in compliance with that agreement and that provides for forfeiture upon certain events.  Copies of the Plan and the restricted stock agreement are on file in the office of the Secretary of the Company.

The Committee may require that certificates, if any, representing shares of Restricted Stock be retained and held in escrow by a designated employee or agent of the Company or any Subsidiary until any restrictions applicable to shares of Restricted Stock so retained have been satisfied or lapsed.

7.6        Rights as a Shareholder.  A Participant shall have all dividend, liquidation and other rights with respect to Restricted Stock held of record by such Participant as if the Participant held unrestricted Common Stock; provided, that the unvested portion of any award of Restricted Stock shall be subject to any restrictions on transferability or risks of forfeiture imposed pursuant to this Section 7 and the terms and conditions set forth in the Participant’s restricted stock agreement.  Unless the Committee otherwise determines or unless the terms of the applicable restricted stock unit agreement or grant provide otherwise, a Participant shall have no dividend or liquidation rights with respect to shares of Common Stock subject to awards of Restricted Stock Units held by such Participant.  Unless the Committee determines otherwise or unless the terms of the applicable restricted stock or restricted stock unit agreement or grant provide otherwise, any noncash dividends or distributions paid with respect to shares of unvested Restricted Stock and shares of Common Stock subject to unvested Restricted Stock Units shall be subject to the same restrictions and vesting schedule as the shares to which such dividends or distributions relate.  Any dividend payment with respect to Restricted Stock or Restricted Stock Units shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

7.7        Voting Rights.  Unless otherwise determined by the Committee, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the Restricted Period. Participants shall have no voting rights with respect to shares of Common Stock underlying Restricted Stock Units unless and until such shares are reflected as issued and outstanding shares on the Company’s stock ledger.

SECTION 8

Stock-Based Awards

8.1        Grant.  Subject to the limitations set forth in Sections 4.1 and 4.2 of the Plan, in addition to any Stock Options, Stock Appreciation Rights, Restricted Stock, or Restricted Stock Units that a Participant may be granted under the Plan, a Participant may be granted one or more other types of awards based on or related to shares of Common Stock (including the grant of Stock Awards).  Such awards shall be subject to such terms and conditions, consistent with the other provisions of the Plan, as may be determined by the Committee in its sole discretion. Notwithstanding the previous sentence, the shares of stock subject to Stock Awards shall be issued no later than the 15th day of the third month after the end of the calendar year in which the award is granted.  Such awards shall be expressed in terms of shares of Common Stock or denominated in units of Common Stock.  For purposes of determining the number of shares available under the Plan, each such unit shall count as the number of shares of Common Stock to which it relates.

8.2        Rights as a Shareholder.

  (a)          Stock Awards.  A Participant shall have all voting, dividend, liquidation and other rights with respect to shares of Common Stock issued to the Participant as a Stock Award under this Section 8 upon the Participant becoming the holder of record of the Common Stock granted pursuant to such Stock Award; provided, that the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to a Stock Award as it considers appropriate.  Any dividend payment with respect to a Stock Award shall be made no later than the 15th day of the third month following the date the dividends are paid to shareholders.

  (b)         General.  With respect to shares of Common Stock subject to awards granted under the Plan other than Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units and Stock Awards, a Participant shall have such rights as determined by the Committee and set forth in the respective award agreements; and the Committee may impose such restrictions on the assignment or transfer of Common Stock awarded pursuant to such awards as it considers appropriate.

SECTION 9

Change in Control

9.1        Acceleration of Vesting.  If a Change in Control of the Company occurs, then, unless the Committee or the Board otherwise determines and expressly states in the agreements governing one or more Incentive Awards, without action by the Committee or the Board:  (a) all outstanding Stock Options and Stock Appreciation Rights shall become vested and exercisable in full immediately prior to the effective time of a Change in Control and shall remain exercisable during the remaining terms thereof, regardless of whether the Participants to whom such Stock Options and Stock Appreciation Rights have been granted remain in the employ or service of the Company or any Subsidiary; and (b) all other outstanding Incentive Awards shall become immediately fully vested and exercisable and nonforfeitable.

9.2        Cash Payment for Stock Options and Stock Appreciation Rights.  If a Change in Control of the Company occurs, then the Committee, in its sole discretion and without the consent of any Participant affected thereby, may determine that some or all Participants holding outstanding Stock Options and/or Stock Appreciation Rights shall receive, with respect to and in lieu of some or all of the shares of Common Stock subject to such Stock Options and/or Stock Appreciation Rights, as of the effective date of any such Change in Control of the Company, cash in an amount equal to the excess of the greater of (a) the highest sales price of the shares on NASDAQ on the date immediately prior to the effective date of such Change in Control of the Company or (b) the highest price per share actually paid in connection with any Change in Control of the Company, over the exercise price per share of such Stock Options and/or the base price per share of such Stock Appreciation Rights.  Upon a Participant’s receipt of such amount with respect to some or all of the Participant’s Stock Options and/or Stock Appreciation Rights, the respective Stock Options and/or Stock Appreciation Rights shall be cancelled and may no longer be exercised by such Participant.

SECTION 10

Performance Measures

10.1      Performance Measures.  Unless and until the Committee proposes for shareholder vote and the shareholders approve a change in the general Performance Measures set forth in this Section 10, the performance goals upon which the payment or vesting of an Incentive Award to a Covered Employee that is intended to qualify as Performance-Based Compensation may be based shall be limited to the following Performance Measures:

(a)	Net income (before or after taxes, interest, depreciation, and/or amortization);
(b)	Net income per share;
(c)	Return on equity;
(d)	Cash earnings;
(e)	Cash earnings per share (reflecting dilution of the Common Stock as the Committee deems appropriate and, if the Committee so determines, net of or including dividends);
(f)	Cash earnings return on equity;
(g)	Operating income;
(h)	Operating income per share;
(i)	Operating income return on equity;
(j)	Return on assets;
(k)	Cash flow;
(l)	Cash flow return on capital;
(m)	Return on capital;
(n)	Productivity ratios;
(o)	Share price (including without limitation growth measures, total shareholder return or comparison to indices);
(p)	Expense or cost levels;
(q)	Margins;
(r)	Operating efficiency;
(s)	Efficiency ratio;
(t)	Customer satisfaction, satisfaction based on specified objective goals or a Company-sponsored customer survey;
(u)	Economic value added measurements;
(v)	Market share or market penetration with respect to specific designated products or services, product or service groups and/or specific geographic areas;
(w)	Reduction of losses, loss ratios, expense ratios or fixed costs;
(x)	Employee turnover;
(y)	Specified objective social goals;
(z)	Noninterest income;
(aa)	Interest income;
(bb)	Net interest income;
(cc)	Deposit growth; and
(dd)	Loan growth.

One or more Performance Measures may be used to measure the performance of one or more of the Company, its Subsidiaries, its Affiliates, or any combination of the foregoing, compared to pre-determined levels, as the Committee may deem appropriate, or compared to the performance of a pre-established peer group, or published or special index that the Committee, in its sole discretion, deems appropriate.  The Committee also has the authority to provide for accelerated vesting of any Incentive Award based on the achievement of performance goals pursuant to the Performance Measures specified in this Section 10.

10.2      Evaluation of Performance.  The Committee may provide in any such Incentive Award that any evaluation of Performance may include or exclude any of the following events or their effects that occurs during a Performance Period:  (a) asset write-downs, (b) litigation or claim judgments or settlements, (c) changes in tax laws, accounting principles, or other laws or provisions affecting reported results, (d) any reorganization and restructuring programs, (e) extraordinary nonrecurring items as described in Financial Accounting Standards Board Accounting Standards Codification Topic 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable fiscal year, (f) acquisitions, mergers, divestitures or accounting changes, (g) amortization of goodwill or other intangible assets, (h) discontinued operations, and (i) other special charges or extraordinary items. To the extent such inclusions or exclusions affect Incentive Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Section 162(m) of the Code for deductibility.

10.3      Committee Discretion.  In the event that applicable tax laws, securities laws, or both, change to permit Committee discretion to alter the governing Performance Measures without obtaining shareholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining shareholder approval.  In addition, in the event that the Committee determines that it is advisable to grant Incentive Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Section 162(m) of the Code and may base vesting on Performance Measures other than those set forth in Section 10.1.

10.4      Adjustment of Performance-Based Compensation.  Incentive Awards that are designed to qualify as Performance-Based Compensation, and that are held by Covered Employees, may not be increased or adjusted upward.  The Committee shall retain the discretion to decrease or adjust such Incentive Awards downward, and such Incentive Awards may be forfeited in whole or in part.

10.5      Performance-Based Compensation Conditioned on Performance.  Payment of Performance-Based Compensation to a Participant for a Performance Period under this Plan shall be entirely contingent upon achievement of the performance goals established by the Committee pursuant to this Section 10, the satisfaction of which must be substantially uncertain when established by the Committee for the Performance Period.

10.6      Time of Determination of Performance Goals by Committee.  All performance goals to be made by the Committee for a Performance Period pursuant to this Section 10 shall be established in writing by the Committee during the first 90 days of such Performance Period and before 25% of the Performance Period has elapsed.

10.7      Objective Standards.  Performance-Based Compensation shall be based solely upon objective criteria, consistent with this Section 10, from which an independent third party with knowledge of the facts could determine whether the performance goal or range of goals is met and from that determination could calculate the Performance-Based Compensation to be paid.  Although the Committee has authority to exercise reasonable discretion to interpret this Plan and the criteria it shall specify pursuant to this Section 10 of the Plan, it may not amend or waive such criteria after the 90th day of the respective Performance Period with respect to an Incentive Award intended to qualify as Performance-Based Compensation.  The Committee shall have no authority or discretion to increase any Performance-Based Compensation or to construct, modify or apply the measurement of a Participant’s Performance in a manner that will directly or indirectly increase the Performance-Based Compensation for the Participant for any Performance Period above the amount determined by the applicable objective standards established within the time period set forth in Section 10.6.

SECTION 11

General Provisions

11.1      Restrictions on Transferability; Clawback and Recoupment.

  (a)         General. Unless the Committee otherwise consents or permits (before or after the Incentive Award is made) or unless the award agreement provides otherwise, Incentive Awards granted under the Plan may not be sold, exchanged, transferred, pledged, assigned or otherwise alienated or hypothecated except by will or the laws of descent and distribution, and, as a condition to any transfer permitted by the Committee or the terms of the award agreement, the transferee must execute a written agreement permitting the Company to satisfy any federal, state or local withholding or other taxes associated with or resulting from the exercise or vesting of any Incentive Award in any manner provided for in Section 11.3.  All provisions of an Incentive Award that are determined with reference to the Participant, including without limitation those that refer to the Participant’s employment or service with the Company or its Subsidiaries, shall continue to be determined with reference to the Participant after any transfer of an Incentive Award. All rights with respect to Restricted Stock and Restricted Stock Units granted to a Participant under the Plan shall be exercisable during the Participant’s lifetime only by such Participant or his or her guardian or legal representative.

  (b)          Other Restrictions. The Committee may impose other restrictions on any Incentive Award or shares of Common Stock acquired pursuant to the exercise or settlement of an Incentive Award under the Plan as the Committee deems advisable, including, without limitation, holding periods or further transfer restrictions, forfeiture provisions, and restrictions under applicable federal or state securities laws.

(c) Clawback For Materially Inaccurate Performance. If any Incentive Awards vest based on performance criteria, and after vesting the Committee later determines that the Company’s satisfaction of any performance criteria was based on materially inaccurate financial statements, including but not limited to statements of earnings, revenues or gains, or any other materially inaccurate performance criteria, then, upon notice from the Company, whether written or otherwise, a Participant must promptly return to the Company any Common Stock that was issued upon the vesting or exercise of an Incentive Award that would not have vested if the materially inaccurate performance criteria had been accurate. The Company shall undertake all reasonable efforts to exercise its clawback rights under this Section 11.1(c).

  Whether a financial statement or performance criteria is materially inaccurate depends on all the facts and circumstances and shall be determined by the Committee in its sole discretion. However, with respect to a performance criteria, whether the inaccurate measurement of the performance or inaccurate application of the performance to the performance criteria is material depends on whether the actual performance or accurate application of the actual performance to the performance criteria is materially different than the inaccurate measurement of the performance  required under the performance criteria or the inaccurate application of the actual performance to the performance criteria.

11.2      No Rights to Incentive Awards.  No Participant or other person shall have any claim to be granted any Incentive Award under the Plan and there is no obligation of uniformity of treatment of Participants or holders or beneficiaries of Incentive Awards under the Plan.  The terms and conditions of Incentive Awards of the same type and the determination of the Committee to grant a waiver or modification of any Incentive Award and the terms and conditions thereof need not be the same with respect to each Participant or the same Participant.

11.3      Withholding.  The Company or a Subsidiary shall be entitled to:  (a) withhold and deduct from future wages of a Participant (or from other amounts that may be due and owing to a Participant from the Company or a Subsidiary), or make other arrangements for the collection of, all legally required amounts necessary to satisfy any and all federal, state, local and foreign withholding and employment-related tax requirements attributable to an Incentive Award, including, without limitation, the grant, exercise or vesting of, or payment of dividends with respect to, an Incentive Award or a disqualifying disposition of Common Stock received upon exercise of an incentive stock option; or (b) require a Participant promptly to remit the amount of such withholding to the Company before taking any action with respect to an Incentive Award.  Unless the Committee determines otherwise, withholding may be satisfied by withholding Common Stock to be received upon exercise or vesting of an Incentive Award or by delivery to the Company of previously owned Common Stock.  The Company may establish such rules and procedures concerning timing of any withholding election as it deems appropriate.

11.4      Compliance With Laws; Listing and Registration of Shares.  All Incentive Awards granted under the Plan (and all issuances of Common Stock or other securities under the Plan) shall be subject to all applicable laws, rules and regulations, and to the requirement that if at any time the Committee shall determine, in its discretion, that the listing, registration or qualification of the shares covered thereby upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the grant of such Incentive Award or the issuance or purchase of shares thereunder, such Incentive Award may not be exercised in whole or in part, or the restrictions on such Incentive Award shall not lapse, unless and until such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

11.5      No Limit on Other Compensation Arrangements.  Nothing contained in the Plan shall prevent the Company or any Subsidiary from adopting or continuing in effect other or additional compensation arrangements, including the grant of Stock Options and other stock-based and stock-related awards, and such arrangements may be either generally applicable or applicable only in specific cases.

11.6      No Right to Employment or Service.  The grant of an Incentive Award shall not be construed as giving a Participant the right to be retained in the employ or service as a Director of the Company or any Subsidiary.  The Company or any Subsidiary may at any time dismiss a Participant from employment or service as a Director, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or in any written agreement with the Participant.

11.7      No Liability of Company.  The Company and any Subsidiary or Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to:  (a) the non-issuance or non-sale of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; (b) any tax consequence to any Participant or other person due to the receipt, exercise or settlement of any Incentive Award granted hereunder, including but not limited to any tax treatment under Section 409A of the Code; and (c) any provision of law or legal restriction that prohibits or restricts the transfer of shares of Common Stock issued pursuant to any Incentive Award.

11.8      Suspension of Rights under Incentive Awards.  The Company, by written notice to a Participant, may suspend a Participant’s and any transferee’s rights under any Incentive Award for a period not to exceed 60 days while the termination for cause of that Participant’s employment or service with the Company and its Subsidiaries is under consideration.

11.9      Governing Law.  The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Michigan and applicable federal law.

11.10    Severability.  In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included, unless such construction would cause the Plan to fail in its essential purposes.

11.11    Compliance with 409A.  The Plan is intended to provide Incentive Awards that are exempt from Section 409A of the Code as either exempt equity awards under Treasury Regulation Section 1.409A-1(b)(5) or as exempt short-term deferrals under Treasury Regulation Section 1.409A-1(b)(4), and is to be interpreted and operated consistently with those intentions.  To the extent that the Committee determines that any Incentive Award granted hereunder is subject to Section 409A of the Code, the agreement evidencing such Incentive Award shall incorporate the terms and conditions necessary to avoid the tax consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and agreements shall be interpreted in accordance with Section 409A of the Code.

SECTION 12

Termination and Amendment

12.1      Board and Committee Actions.  The Board may terminate the Plan at any time or may from time to time amend or alter the Plan or any aspect of it as it considers proper and in the best interests of the Company; provided, that no such amendment may be made, without the approval of shareholders of the Company, that would (i) reduce the exercise price at which Stock Options, or the base price at which Stock Appreciation Rights, may be granted below the prices provided for in Sections 5.3 and 6.1, respectively (ii) reduce the exercise price of outstanding Stock Options or the base price of outstanding Stock Appreciation Rights, (iii) increase the aggregate number of shares of Common Stock authorized for issuance under Section 4.1 or the individual maximum limits in Section 4.2 or (iv) otherwise amend the Plan in any manner requiring shareholder approval by law or under NASDAQ listing requirements or other applicable NASDAQ rules, and provided further that the Plan may not be amended in any way that causes the Plan to fail to comply with or be exempt from Section 409A of the Code.

12.2      No Impairment.  Notwithstanding anything to the contrary in Section 12.1, no such amendment or alteration to the Plan or to any previously granted award agreement or Incentive Award shall be made which would impair the rights of the holder of the Incentive Award, without such holder’s consent; provided, that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change of Control that such amendment or alteration is required or advisable in order for the Company, the Plan or the Incentive Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any tax or accounting standard, law or regulation.

SECTION 13

Effective Date and Duration of the Plan

The Plan shall take effect on May 5, 2015, or such later date as approved by the Corporation’s shareholders (the “Effective Date”), subject to approval by the shareholders at the 2015 Annual Meeting of Shareholders or any adjournment thereof or at a Special Meeting of Shareholders.  Unless earlier terminated by the Board of Directors, no Incentive Award shall be granted under the Plan on or after the tenth anniversary of the Effective Date.

MACATAWA BANK CORPORATION 10753 MACATAWA DRIVE HOLLAND, MI 49424
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MACATAWA BANK CORPORATION

The Board of Directors recommends you vote FOR Proposals 1, 2, 3 and 4:
1.	Election of three directors to hold office for a three year term.	For	Withhold

	1a. Ronald L. Haan	☐	☐

	1b. Douglas B. Padnos	☐	☐

	1c. Richard L. Postma	☐	☐

		For	Against	Abstain

2.	Approval of the Macatawa Bank Corporation Stock Incentive Plan of 2015.	☐	☐	☐

3.	Advisory approval of executive compensation.	☐	☐	☐

4.	Ratification of appointment of BDO USA, LLP as independent auditors for the fiscal year ending December 31, 2015.	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.	☐

NOTE: Please sign as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting

To Be Held on May 5, 2015:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF MACATAWA BANK CORPORATION

The undersigned hereby appoints Ronald L. Haan and Jon W. Swets, or either of them, of Macatawa Bank Corporation ("Macatawa"), with full power of substitution, to act as attorneys and proxies for the undersigned to vote all shares of common stock of Macatawa that the undersigned is entitled to vote at Macatawa's Annual Meeting of Shareholders (the "Meeting"), to be held on May 5, 2015, at the Pinnacle Center, located at 3330 Highland Drive, Hudsonville, Michigan 49426, at 9:00 A.M. local time, and any and all adjournments or postponements of the Meeting, on all matters that come before, and on all matters incident to the conduct of, the Meeting and any and all adjournments or postponements of the Meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTOR NOMINEES, FOR PROPOSALS 2, 3 AND 4, AND IN THE DISCRETION OF THE NAMED PROXIES WITH RESPECT TO ANY OTHER MATTER THAT MAY COME BEFORE, AND ON ANY MATTER INCIDENT TO THE CONDUCT OF, THE MEETING.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

(Continued and to be marked, dated and signed on the other side)